UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14a INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

MIDWESTONE FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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102 South Clinton St.
Iowa City, Iowa 52240
(319) 356-5800
March 18, 2011

Dear Shareholder:
On behalf of the board of directors and management of MidWestOne Financial Group, Inc., we cordially invite you to attend the annual meeting of shareholders of MidWestOne Financial Group, Inc. to be held at 2:00 p.m. on April 21, 2011, at the Sheraton Iowa City Hotel located at 210 S. Dubuque St., Iowa City, Iowa 52240.
The accompanying Notice of Annual Meeting of Shareholders and proxy statement discuss the business to be conducted at the meeting. We also have enclosed a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, for your review as well as a letter to shareholders providing a summary of our 2010 results. At the meeting, we will review our performance in 2010 and update you on how we are dealing with the current economic environment and our strategic plan as we move forward.
Our Nominating and Corporate Governance Committee has nominated four persons to serve as directors, each of whom is an incumbent director. Additionally, we have included a non-binding advisory proposal on the compensation of our named executive officers. Finally, our Audit Committee has selected, and we recommend that you ratify the selection of, KPMG LLP to continue as our independent registered public accounting firm for the year ending December 31, 2011. We recommend that you vote your shares for each of the four director nominees, in favor of the compensation arrangements of our named executive officers and in favor of the ratification of our independent registered public accounting firm.
We encourage you to attend the meeting in person. However, whether or not you plan to attend the meeting in person, please take the time to vote by completing and mailing the enclosed proxy card or by following the telephone or Internet voting procedures described on the proxy card. This will assure that your shares are represented at the meeting. We look forward to seeing you at the meeting.
Very truly yours,
W. R. Summerwill
Chairman of the Board

102 South Clinton St.
Iowa City, Iowa 52240

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 21, 2011

To Our Shareholders:
The annual meeting of the shareholders of MidWestOne Financial Group, Inc. will be held at 2:00 p.m. on April 21, 2011, at the Sheraton Iowa City Hotel located at 210 S. Dubuque St., Iowa City, Iowa 52240, for the following purposes:

1.	to elect four members of the board of directors;

2.	to approve a non-binding, advisory proposal on the compensation of our named executive officers, as described in the accompanying proxy statement, which is referred to as a "say-on-pay" proposal;

3.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

4.	to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

Only shareholders of record on our books at the close of business on March 8, 2011, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting. In the event there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit us to further solicit proxies.
Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on April 21, 2011.
Our proxy statement for the annual meeting of shareholders to be held on April 21, 2011, other proxy materials, and our Annual Report on Form 10-K for the year ended December 31, 2010 is available at http://www.snl.com/irweblinkx/docs.aspx?iid=1021746.
By Order of the Board of Directors
W. R. Summerwill
Chairman of the Board
Iowa City, Iowa
March 18, 2011

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD OR BY FOLLOWING THE TELEPHONE OR INTERNET VOTING PROCEDURES DESCRIBED ON THE PROXY CARD. WE HOPE THAT YOU WILL BE ABLE TO ATTEND THE MEETING, AND IF YOU DO YOU MAY VOTE YOUR STOCK IN PERSON IF YOU WISH. YOU MAY REVOKE THE PROXY CARD AT ANY TIME PRIOR TO ITS EXERCISE.

MIDWESTONE FINANCIAL GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
APRIL 21, 2011

This proxy statement and the accompanying proxy card are being furnished to our shareholders in connection with the solicitation by our board of directors of proxies to be used at the annual meeting of shareholders to be held at 2:00 p.m. on April 21, 2011, at the Sheraton Iowa City Hotel located at 210 S. Dubuque St., Iowa City, Iowa 52240, or at any adjournments or postponements of the meeting. This proxy statement, together with a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, which we have filed with the Securities and Exchange Commission, is first being mailed to our shareholders on or about March 18, 2011.

QUESTIONS AND ANSWERS

The following is information regarding the meeting and the voting process, presented in a question and answer format. As used in this proxy statement, the terms “MidWestOne,” “the Company,” “we,” “our,” and “us” all refer to MidWestOne Financial Group, Inc. and its consolidated subsidiaries. The term “MidWestOne Bank” and “the Bank” refer to the Company's wholly-owned banking subsidiary, MidWestOne Bank, Iowa City, Iowa.
Q:    What is a proxy?
A:    A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote. You may also choose to abstain from voting. The proxy is being solicited by our board of directors.
Q:    What is a proxy statement?
A:    A proxy statement is a document, such as this one, required by the Securities and Exchange Commission that, among other things, explains the items on which you are asked to vote on the proxy card.
Q:    Why am I receiving this proxy statement and accompanying proxy card?
A:    You are receiving this proxy statement and the accompanying proxy card from us because on March 8, 2011, the record date for the annual meeting, you owned shares of MidWestOne common stock. This proxy statement describes the matters that will be presented for consideration by our shareholders at the annual meeting to be held on April 21, 2011. It also gives you information concerning the matters to assist you in making an informed decision.
When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth in the proxy card, you appoint the proxy holders as your representatives at the meeting. The proxy holders will vote your shares as you have instructed, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change and you are unable to attend in person.
If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the card, the proxy holders will vote your shares, pursuant to your proxy, in accordance with their judgment.
Q:    What matters will be voted on at the meeting?
A:    You are being asked to vote on the election of four members of our board of directors for a term expiring in 2014, on a non-binding advisory proposal on the compensation of our named executive officers (referred to as a "say-on-pay" proposal), as described in the accompanying proxy statement, and on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year. These matters are more fully described in this proxy statement.

Q:    How do I vote?
A:    After reviewing this document, submit your proxy using any of the proxy delivery or voting methods indicated on the proxy card. By submitting your proxy, you authorize the individuals named in it to represent you and vote your shares at the annual meeting in accordance with your instructions. Your vote is important. Whether or not you plan to attend the annual meeting, please submit your proxy card promptly in the enclosed envelope or vote telephonically or through the Internet by following the instructions on the proxy card.
If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted “for” all four nominees named in this proxy statement, “for” the say-on-pay proposal and “for” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year.
If you are a beneficial owner and a broker or other fiduciary is the record holder (which is usually referred to as “street name” ownership), then you received this proxy statement from the record holder of the shares that you beneficially own. The record holder should have given you instructions for directing how the record holder should vote your shares. It will then be the record holder's responsibility to vote your shares for you in the manner you direct.
If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (i.e., in street name), you will need to arrange to obtain a legal proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the annual meeting, we ask that you complete and return your proxy card in advance of the annual meeting in case your plans change.
Q:    If I hold shares in the name of a broker, who votes my shares?
A:    Under the rules of various national and regional securities exchanges, brokers and other fiduciaries that hold securities on behalf of beneficial owners generally may vote on routine matters even if they have not received voting instructions from the beneficial owners for whom they hold securities, but are not permitted to vote on non-routine matters unless they have received such voting instructions. The ratification of the appointment of an issuer's independent registered public accounting firm is considered to be a routine matter; the election of directors and the say-on-pay proposal are considered to be non-routine matters. Thus, if you do not provide instructions to your broker as to how it should vote the shares beneficially owned by you, your broker will be able to vote on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, but generally will not be permitted to vote on the election of our directors or the say-on-pay proposal.
We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures.
Q:    What does it mean if I receive more than one proxy card?
A:    It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy cards to ensure that all of your shares are voted.
Q:    What if I change my mind after I return my proxy card?
A:    If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy card with a later date and returning that proxy card to our transfer agent, IST Shareholder Services at 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606, by mail;

•	timely submitting another proxy via the telephone or Internet, if that is the method that you originally used to submit your proxy;

•	sending notice to us that you are revoking your proxy; or

•	voting in person at the meeting.

All written notices of revocation and other written communications with respect to revocation of proxies should be sent to: MidWestOne Financial Group, Inc., 102 South Clinton St., Iowa City, Iowa 52240, Attention: Corporate Secretary. If you hold your shares in the name of your broker or other fiduciary and desire to revoke your proxy, you will need to contact that party to revoke your proxy.
Q:    How many votes do we need to hold the annual meeting?
A:    A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting; or

•	has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet).

On March 8, 2011, the record date, there were 8,624,392 shares of common stock issued and outstanding. Therefore, at least 4,312,197 shares need to be present, in person or by proxy, at the annual meeting.
Q:    What happens if a nominee is unable to stand for re-election?
A:    The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. We have no reason to believe any nominee will be unable to stand for re-election.
Q:    What options do I have in voting on each of the proposals?
A:    You may vote “for” or “withhold authority to vote for” each nominee for director. You may vote “for,” “against” or “abstain” on the say-on-pay proposal, on the ratification of the appointment of our independent registered public accounting firm for the 2011 fiscal year and on any other proposal that may properly be brought before the meeting.
Q:    How many votes may I cast?
A:    Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.
Q:    How many votes are needed for each proposal?
A:    Directors will be elected by a plurality and the four individuals receiving the highest number of votes cast “for” their election will be elected as directors of MidWestOne. A “withhold authority” vote will have the same effect as a vote against the election of a particular director. As referenced above, director elections are considered to be non-routine matters and, accordingly, most brokers are not permitted to cast votes in the election of our directors unless they receive voting instructions from their customer. As a result, if your shares are held by a broker, it likely cannot vote in the election of our directors unless it has received voting instructions from you. If you do not provide voting instructions to your broker, you effectively will be voting against the election of the directors named in this proxy statement.
The say-on-pay proposal, the ratification of the appointment of our independent registered public accounting firm and all other matters properly brought the meeting require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Please note, however, that because the vote on the say-on-pay proposal is advisory, the outcome of such vote will not be binding on the board of directors or the Compensation Committee.
As previously discussed, the say-on-pay proposal is considered to be a non-routine matter. As a result, if your shares are held by a broker or other fiduciary, it cannot vote your shares on the say-on-pay proposal unless it has received voting instructions from you.
Abstentions and broker non-votes, if any, will not be counted as votes cast, but will count for purposes of determining whether or not a quorum is present. Accordingly, so long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the annual meeting.

Q:    Where do I find the voting results of the meeting?
A:    If available, we will announce voting results at the meeting. The voting results also will be disclosed in a Form 8-K that we file within four business days after the meeting.
Q:    Who bears the cost of soliciting proxies?
A:    We will bear the cost of soliciting proxies. In addition to solicitations by mail, our officers, directors or employees may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.
YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

PROPOSAL 1: ELECTION OF DIRECTORS
MidWestOne's board of directors is divided into three classes, equal in number. At the annual meeting to be held on April 21, 2011, you will be entitled to elect four directors for terms expiring in three years, as described herein. We have no knowledge that any of the nominees will refuse or be unable to serve as directors, but if any of the nominees becomes unavailable for election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.
The Nominating and Corporate Governance Committee of our board of directors has nominated four persons for election at this annual meeting, all of whom are incumbent directors. This nomination was further approved by the full board. We did not receive any shareholder nominations for director for the 2011 annual meeting. Set forth below is information concerning the nominees for election and for the other directors whose term of office will continue after the meeting, including their age, year first elected or appointed as a director, position with MidWestOne, qualifications to serve on the board and business experience during the previous five years. The four nominees for director, if elected at the annual meeting, will serve for terms expiring in 2014.
Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted “for” the election of the nominees proposed by the board of directors.

The board of directors recommends that you vote your shares “FOR” each of the nominees for director.

INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS
AND NAMED EXECUTIVE OFFICERS
All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer, except that Ms. McCormick and Mr. Koza are first cousins once removed. No nominee or director has been a director of another “public corporation” (i.e., subject to the reporting requirements of the Securities Exchange Act of 1934) or of any investment company within the past five years.
On September 24, 2010, W. Richard Summerwill, who currently serves as our Chairman, and James G. Wake each notified our board of directors that he intends to retire from the board effective following the 2011 annual meeting.  Such retirements are not the result of any disagreement with the Company.  Mr. Summerwill has served on our board of directors since our formation in 1983 and served as our long-time Chief Executive Officer prior to our merger with the former MidWestOne Financial Group, Inc. in March 2008. Following the annual meeting, Mr. Summerwill will be appointed to the position of non-voting Director Emeritus.
Mr. Wake has served on our board of directors since March 2008, when he joined upon consummation of the merger. He had served on the board of directors of the former MidWestOne Financial Group, Inc. since 2000.  We appreciate Mr. Wake's service to MidWestOne and its predecessor, and his commitment and expertise will be missed.
On January 18, 2011, we announced that our board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, approved the appointment of Tracy S. McCormick and Robert J. Latham to our board of directors, effective upon the retirements of Messrs. Summerwill and Wake following the 2011 annual meeting, to complete the unexpired terms of Messrs. Summerwill and Wake.  Ms. McCormick's and Mr. Latham's terms will expire in 2013.
In addition, on October 27, 2010, Sally K. Mason notified our board of directors of her resignation from the board, effective immediately.  Her resignation was not the result of any disagreement with the Company.  Ms. Mason had served on our board of directors since 2008.  On December 10, 2010, we announced that our board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, approved the appointment of Barbara J. Kniff-McCulla to our board of directors, effective immediately.  Ms. Kniff-McCulla is completing the unexpired term of Ms. Mason; her current term is expiring at the 2011 annual meeting and she has been nominated for re-election to a three-year term.

NOMINEES

Term Expiring 2014

	Director
Name of Individual	Since	Position with MidWestOne
Charles N. Funk	2000	Director, President and Chief Executive Officer of MidWestOne and the Bank
Barbara J. Kniff-McCulla	2010	Director of MidWestOne & the Bank
Robert D. Wersen	2008(1)	Director of MidWestOne
R. Scott Zaiser	2008(2)	Director of MidWestOne

(1)    Mr. Wersen became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of the former MidWestOne since 2006.
(2)    Mr. Zaiser became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of the former MidWestOne since 2006.

Charles N. Funk. Mr. Funk, 57, is the President and Chief Executive Officer of MidWestOne and the Bank. He joined the Bank in these same roles in November 2000. Prior to that, he held positions as President and Central Region Manager and Chief Investment Officer for Brenton Bank-Des Moines. Mr. Funk currently serves on the faculty of the Colorado Graduate School of Banking in Boulder, Colorado, and the Iowa School of Banking. Previously, he taught for the Stonier Graduate School of Banking at Georgetown University. He also serves as Chairman of the Iowa Bankers Association, and on the Board of Directors of The Gazette Company. Mr. Funk graduated with a B.A. from William Jewell College. We consider Mr. Funk to be a qualified candidate for service on the board, due to his extensive expertise in the financial services industry, particularly in the state of Iowa, and intimate knowledge of MidWestOne's business and operations and because of his role as the President and Chief Executive Officer of MidWestOne and the Bank.

Barbara J. Kniff-McCulla. Ms. Kniff-McCulla, 54, is the owner and CEO of KLK Construction of Pella, Iowa, which is a contractor in the telecommunications industry. Ms. Kniff-McCulla became a director of the former MidWestOne Bank in 2005, and a director of the Bank in August 2008, and a director of the Comany in December 2010. We consider Ms. Kniff-McCulla to be a qualified candidate for service on the board, due to her skills and expertise acquired in founding and running a successful small business.

Robert D. Wersen. Mr. Wersen, 68, is the founder and President of Interpower Corporation, which produces power system components for electrical equipment. Interpower is headquartered in Oskaloosa, Iowa, and has expanded to other Iowa communities and established a subsidiary office in England. Mr. Wersen became a director of one of the Bank's predecessor banks in 1996 and became a director of the former MidWestOne in 2006. He became a director of the Company upon completion of our merger with the former MidWestOne in March 2008. We consider Mr. Wersen to be a qualified candidate for service on the board, the Compensation Committee, and the Nominating and Corporate Governance Committee, due to his skills and expertise acquired in founding and running a successful manufacturing enterprise.

R. Scott Zaiser. Mr. Zaiser, 50, is the President of Zaiser's Landscaping, Inc. in Burlington, Iowa, which is a landscaping company specializing in the design and installation of landscaping for residential and commercial properties in southeastern Iowa and west central Illinois. Mr. Zaiser became a director of the former MidWestOne Bank in 2000 and became a director of the former MidWestOne in 2006. He became a director of the Company upon completion of our merger with the former MidWestOne in March 2008. We consider Mr. Zaiser to be a qualified candidate for service on the board, and the Audit Committee, due to his skills and expertise acquired as the president of a successful small business, as well as his knowledge of the Burlington market.

CONTINUING DIRECTORS AND NAMED EXECUTIVE OFFICERS

Term Expiring 2012

	Director
Name of Individual	Since	Position with MidWestOne
Richard R. Donohue	2008(1)	Director of MidWestOne & the Bank
Charles S. Howard	2008(2)	Director of MidWestOne & the Bank
John S. Koza	1983	Director of MidWestOne
Stephen L. West	1991	Director of MidWestOne & the Bank

Term Expiring 2013
Kevin W. Monson	2006	Director of MidWestOne
John P. Pothoven	2009	Director of MidWestOne & the Bank

(1)    Mr. Donohue became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of the former MidWestOne since 1999.
(2)    Mr. Howard became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of the former MidWestOne since 1988.

Richard R. Donohue. Mr. Donohue, 61, is the Managing Partner of TD&T Financial Group, P.C. in Cedar Rapids, Iowa, a certified public accounting firm in which he is involved in all phases of the practice. Mr. Donohue joined the board of directors of the former MidWestOne in 1999. He became a director of the Company upon completion of our merger with the former MidWestOne in March 2008. Mr. Donohue was appointed to the board of directors of the Bank in 2009. We consider Mr. Donohue to be a qualified candidate for service on the board, the Audit Committee, and the Nominating and Corporate Governance Committee, due to his business and financial accounting expertise acquired as the managing partner of a certified public accounting firm, as well as his knowledge and prominence in our market area.

Charles S. Howard. Mr. Howard, 55, became a director of the former MidWestOne in 1988 and a director of the former MidWestOne Bank in 1993. He was elected President and Chief Executive Officer of the former MidWestOne in June 1993 and elected Chairman in January 1998. Mr. Howard served as Vice Chairman of the former MidWestOne Bank from January 1996 to December 2005, at which time he was elected Chairman. He became a director of the Company upon completion of our merger with the former MidWestOne in March 2008, and a director of the Bank in March 2008. We consider Mr. Howard to be a qualified candidate for service on the board, due to his expertise in the financial services industry and intimate knowledge of MidWestOne's business, operations, and market areas and because of his role as the long-time President and Chief Executive Officer of the former MidWestOne prior to our merger.

John S. Koza. Mr. Koza, 65, became a director of the Company in 1983 and a director of the Bank in 1982. Mr. Koza retired from his positions as Vice President of the Company and Executive Vice President of the Bank in 2000. He served in various management positions with the Company since its formation in 1983 and with the Bank since 1973. We consider Mr. Koza to be a qualified candidate for service on the board, the Audit Committee, and the Nominating and Corporate Governance Committee, due to his expertise in the financial services industry and intimate knowledge of MidWestOne's business, operations, and market areas and because of his role as a long-time executive officer of the Company and the Bank prior to his retirement.

Kevin W. Monson. Mr. Monson, 58, is the President, Managing Partner and majority owner of Neumann Monson, P.C., an architectural services firm headquartered in Iowa City. He became a director of the Company and the Bank in 2006. Mr. Monson also is the majority partner in Tower Partners, a real estate investment partnership. Mr. Monson will be appointed as Chairman of the Company and the Bank following the annual meeting. We consider Mr. Monson to be a qualified candidate for service on the board, due to his skills and expertise developed as the head of a successful architectural firm, and his knowledge and prominence in the Iowa City market.

John P. Pothoven. Mr. Pothoven, 69, is a retired executive of the Company and the Bank and their predecessors. He was appointed by our board of directors in January 2009 to fill a vacancy created by the resignation of one of our directors. He was a director of the former MidWestOne Financial Group, Inc. from 1994 to 2008 and a director of the former MidWestOne Bank from 1976 until its merger with the Bank in August 2008. He also served as President and Chief Executive Officer of the former MidWestOne Bank from 1984 until its merger with the Bank in August 2008 and as Chairman of the former MidWestOne Bank from 1998 to 2005. We consider Mr. Pothoven to be a qualified candidate for service on the board, due to his expertise in the financial services industry and intimate knowledge of MidWestOne's business, operations, and market areas resulting from his long tenure as an executive of the former MidWestOne Bank.
Stephen L. West. Mr. West, 65, is the majority owner and Chairman of West Music Company Inc., a musical instrument and supply store headquartered in Coralville, Iowa. He has been a director of the Company and the Bank since 1991. Mr. West also is the Treasurer of Accent LLC, a private-label musical instruments company, and the President of WestInvest, L.C., a family investment vehicle. We consider Mr. West to be a qualified candidate for service on the board, the Compensation Committee, and the Nominating and Corporate Governance Committee, due to his skills and expertise acquired in positions of leadership at several institutions in MidWestOne's market areas.

In addition, the following individuals serve as executive officers of MidWestOne, and are named in the compensation tables included in this proxy statement:
Susan R. Evans. Ms. Evans, 53, is the Chief Operating Officer of the Company and the Bank. Ms. Evans joined MidWestOne in 2001 as Senior Vice President-Retail Banking of the Bank (a position she maintained following our March 2008 merger with the former MidWestOne), and was appointed to her current role as Chief Operating Officer in August 2009. She has more than thirty years of banking experience, previously serving as Indianola Market President of Brenton Bank, Des Moines, as well as Retail Market and Sales Manager for U.S. Bank, Des Moines.
Kent L. Jehle. Mr. Jehle, 51, is the Company's Executive Vice President and Chief Lending Officer and the Executive Vice President-Commercial Banking of the Bank. He became the Company's Executive Vice President and Chief Lending Officer upon consummation of our merger with the former MidWestOne in March 2008. Prior to the merger, Mr. Jehle had been serving as the Bank's Executive Vice President-Commercial Banking, a position he still maintains, since 2004. He has been with the Company and the Bank since 1986.
Gary J. Ortale. Mr. Ortale, 60, is our Executive Vice President and Chief Financial Officer. He was appointed to such position in May 2009, after serving as our Interim Chief Financial Officer since January 2009. Prior to that, he was the Senior Vice President and Chief Risk Officer of the Bank, a position he assumed upon consummation of our merger with the former MidWestOne in March 2008. Prior to the merger, Mr. Ortale had been serving as the Treasurer of the Company and the Senior Vice President-Chief Financial Officer of the Bank since 2002. He has been with the Company and the Bank since 1987. Mr. Ortale has a B.S. in accounting from Drake University.
James M. Cantrell. Mr. Cantrell, 51, is Vice President and Chief Risk Officer of the Company and Senior Vice President and Chief Risk Officer of the Bank. He joined the Company in July 2009. Prior to joining the Company, he had been with Provident Bank in Baltimore, Maryland, since 2008, where he served as Senior Vice President and Director of Treasury Operations. In that capacity, he was responsible for management of asset/liability activities, investment portfolio accounting, and derivative activity and compliance. Prior to that, he was employed as the Senior Vice President and Treasurer of Mercantile-Safe Deposit and Trust Company in Baltimore, Maryland. where he had been employed since 2001. Mr. Cantrell has a B.A. in business and economics from Wittenberg University.

DIRECTORS TO BE APPOINTED FOLLOWING THE 2011 ANNUAL MEETING

Name of Individual	Position with MidWestOne
Robert J. Latham	Director of MidWestOne & the Bank
Tracy S. McCormick	Director of MidWestOne

Robert J. Latham. Mr. Latham, 68, is the Chairman and President of Latham & Associates, Inc. in Cedar Rapids, Iowa, and is an economic and strategic analyst for the utility industry, with over 30 years of experience. Mr. Latham has served on the Boards for First National Bank in Iowa City, Iowa, and Peoples Trust and Savings Bank in Adel, Iowa. We consider Mr. Latham to be a qualified candidate for service on the board, due to his skills and expertise developed as a successful utility analyst, and his knowledge and experience with banking.

Tracy S. McCormick. Ms. McCormick, 50, is a retired Vice President in investment banking for J.P. Morgan & Co., Incorporated. Ms. McCormick is the daughter of W. Richard Summerwill. Ms. McCormick was educated at the University of Michigan and the London School of Economics and Political Science. We consider Ms. McCormick to be a qualified candidate for service on the board, due to her skills and expertise developed in investment banking.

CORPORATE GOVERNANCE AND BOARD MATTERS
General
The board has adopted guidelines on significant corporate governance matters that, together with our Code of Business Conduct and Ethics and other policies, creates our corporate governance standards. Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance standards, the board does not involve itself in the day-to-day operations of MidWestOne, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board, which convene at least on a quarterly basis, and through committee membership, which is discussed below. Our directors also discuss business and other matters with Mr. Funk, our President and Chief Executive Officer, other key executives and our principal external advisers (legal counsel, auditors and other consultants).
With the exception of Messrs. Funk, Howard, Monson, Pothoven and Summerwill, each of our current directors are “independent,” as defined by the The Nasdaq Stock Market LLC, and the board has determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions. The board has also determined that Ms. McCormick and Mr. Latham, who will be appointed to our board of directors following the 2011 annual meeting, when the retirements of Messrs. Summerwill and Wake become effective, are "independent", as defined by Nasdaq. The board of directors has established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee, each of which is currently made up solely of independent directors. The current charters of each of these committees are available on our website at www.midwestone.com. Our Code of Business Conduct and Ethics is also available on our website. Also posted on our website is a general description regarding our Company and links to our filings with the Securities and Exchange Commission.
Our board of directors held eight meetings during 2010. All of the directors attended at least 75% of the board meetings and meetings of committees of which they were members. While we do not have a specific policy regarding attendance at the annual shareholder meeting, all directors are encouraged and expected to attend the meeting. Last year's annual meeting was attended by all of the directors in office at such time.
Audit Committee
In 2010, the Audit Committee was comprised of Messrs. Donohue (Chairman), Koza, Monson and Zaiser.  During the course of the Nominating and Corporate Governance Committee's annual review in 2011 of each director's status as an “independent” director under Nasdaq listing rules, it determined that Mr. Monson does not qualify as independent because the Company has from time to time engaged Neumann Monson, P.C., an architectural services firm headquartered Iowa City for which Mr. Monson is the President, Managing Partner and majority owner, to perform architectural and design services with respect to the Company's branch offices. Accordingly, Mr. Monson resigned from the Audit Committee in 2011. Messrs. Donohue, Koza and Zaiser, who are expected to serve on the Audit Committee throughout 2011, are each considered to be “independent” under Nasdaq listing rules. The board of directors has determined that Mr. Donohue qualifies as an “audit committee financial expert” under the regulations of the Securities and Exchange Commission. The board has based this determination on Mr. Donohue's education and his professional experience as the managing partner of a certified public accounting firm.

The functions performed by the Audit Committee include, among other things, the following:

•	overseeing our accounting and financial reporting;

•	selecting, appointing and overseeing our independent registered public accounting firm;

•	reviewing actions by management on recommendations of the independent registered public accounting firm and internal auditors;

•	meeting with management, the internal auditors and the independent registered public accounting firm to review the effectiveness of our system of internal controls and internal audit procedures; and

•	reviewing reports of bank regulatory agencies and monitoring management's compliance with recommendations contained in those reports.

To promote independence of the audit function, the committee consults separately and jointly with our independent registered public accounting firm, the internal auditors and management. We have adopted a written charter for the committee, which sets forth the committee's duties and responsibilities. Our current charter is available on our website at www.midwestone.com. In 2010, the committee met thirteen times.

Compensation Committee
In 2010, the Compensation Committee was comprised of Messrs. West (Chairman), Monson, Wake and Wersen.  As noted above, the Nominating and Corporate Governance Committee determined in 2011 that Mr. Monson does not qualify as independent because the Company has from time to time engaged Neumann Monson, P.C., to perform architectural and design services.  Accordingly, Mr. Monson also resigned from the Compensation Committee in 2011.  Messrs. West, Wake and Wersen are each considered to be “independent” under Nasdaq listing rules, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934.  As previously discussed, Mr. Wake intends to retire from the board of directors effective following the 2011 annual meeting and thus will not be serving on the Compensation Committee after such time. The board of directors currently intends to appoint an independent director to serve on the Compensation Committee to replace Mr. Wake.
The Compensation Committee reviews the performance of our Chief Executive Officer, Charles N. Funk, and determines the salary and bonus paid to him. It also reviews and determines the salaries and bonuses paid to our other named executive officers (“NEOs”). The Compensation Committee relies upon the input of management, in particular Mr. Funk, when carrying out its responsibilities in establishing executive compensation (other than for Mr. Funk). Management provides the Compensation Committee with evaluations as to employee performance, guidance on establishing performance targets and objectives, and recommends salary and bonus levels and various equity incentive awards. The Compensation Committee also consults with management on matters relative to executive compensation and benefit plans where board or shareholder action is expected, including the adoption of new plans or the amendment of existing plans. No executive officer participates in any recommendation or decision with respect to his or her own compensation or benefits. Further, the Compensation Committee administers our equity incentive plans, our long-term incentive plans and our executive incentive bonus plans and is charged with evaluating the risks associated with all employee compensation plans.
The Compensation Committee's duties, responsibilities, and functions are further described in its charter. The Compensation Committee's charter is available on our website, www.midwestone.com. You may also request a copy of this charter in writing to the Compensation Committee Secretary at MidWestOne Financial Group, Inc., 102 South Clinton Street, PO Box 1700, Iowa City, IA 52244-1700.
The charter gives the Compensation Committee the authority to hire outside consultants to further its objectives and responsibilities. Beginning in September 2008 and continuing through 2011, the Compensation Committee retained the independent compensation consultant services of F.W. Cook & Co., Chicago, Illinois, to provide expertise and serve as a resource with respect to current market activities involving executive compensation practices and procedures, and also to help analyze our executive compensation practices and procedures.
The Compensation Committee met four times during 2010.
Compensation Committee Interlocks and Insider Participation
During 2010, the members of the Compensation Committee were Messrs. West, Monson, Wake, and Wersen. None of these individuals were an officer or employee of MidWestOne in 2010, and none of these individuals is a former officer or employee of the organization. In addition: (i) no executive officer of the Company served on the compensation committee of another entity, one of whose executive officers served on the Company's Compensation Committee: (ii) no executive officer of the Company served as a director of another entity, one of which whose executive officers served on the Company's Compensation Committee; and (iii) no executive officer of the Company served on the compensation committee of another entity, one of whose executive officers serves as a director of the Company.
Nominating and Corporate Governance Committee
We also have a Nominating and Corporate Governance Committee. In 2010, the members of the committee were Messrs. Koza (Chairman), Donohue, Wersen and West, each of whom is considered “independent” according to Nasdaq listing rules. It is anticipated that the composition of the Nominating and Corporate Governance Committee will remain the same throughout 2011. The primary purposes of the committee are to identify and recommend individuals to be presented to our shareholders for election or re-election to the board of directors and to review and monitor our policies, procedures and structure as they relate to corporate governance. We have adopted a written charter for the committee, which sets forth its duties and responsibilities. The current charter is available on our website at www.midwestone.com. In 2010, the committee met three times.

Director Nominations and Qualifications
For the 2011 annual meeting, the Nominating and Corporate Governance Committee nominated for re-election to the board the four incumbent directors, whose current terms are set to expire at the 2011 annual meeting. This nomination was further approved by the full board. We did not receive any shareholder nominations for directorships for the 2011 annual meeting.
The Nominating and Corporate Governance Committee evaluates all potential nominees for election, including incumbent directors, board nominees and those shareholder nominees included in the proxy statement, in the same manner. Generally, the committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our Code of Business Conduct and Ethics. While we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics which may contribute to the board. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with Nasdaq listing rules (to ensure that at least a majority of the directors will, at all times, be independent). The committee has not, in the past, retained any third party to assist it in identifying qualified candidates.
The committee identifies nominees by first evaluating the current members of the board whose term is set to expire at the upcoming annual shareholder meeting and who are willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the committee or the board decides not to re-nominate a member for re-election, the committee would identify the desired skills and experience of a new nominee in light of the criteria above.
Board Leadership Structure
The positions of Chairman of the Board and Chief Executive Officer of MidWestOne are currently held by separate individuals. This practice will continue when Mr. Monson becomes Chairman of the Board upon Mr. Summerwill's retirement. We believe this is the most appropriate structure for our board at this time. The Chairman provides leadership to the board and works with the board to define its structure and activities in the fulfillment of its responsibilities. The Chairman sets the board agendas with board and management input, facilitates communication among directors, works with the Chief Executive Officer to provide an appropriate information flow between management and the board and presides at meetings of the board and shareholders. With the Chairman's assumption of these duties, the Chief Executive Officer may place a greater focus on our strategic and operational activities. We also believe our board feels a greater sense of involvement and brings a wider source of perspective as a result of this structure, from which we benefit.
Independent Director Sessions
Given the sound structure of the board's leadership, we do not believe there is a need for a distinct lead independent director role at this time. Consistent with Nasdaq listing rules, the independent directors regularly have the opportunity to meet without the non-independent directors present and in 2010 there was one such session.
Board's Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as risks related to the unintentional effects our compensation plans may have on employee decision-making or the impact of competition. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks, and receives regular reports from our Chief Risk Officer regarding comprehensive organizational risk as well as particular areas of concern. The board's Compensation Committee monitors and assesses the various risks associated with compensation policies, and oversees incentive plans to ensure a reasonable and manageable level of risk-taking consistent with our overall strategy. Additionally, our Chief Lending Officer and loan review staff are directly responsible for overseeing our credit risk.

We believe that establishing the right “tone at the top” and providing for full and open communication between management and our board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the Company. Senior officers attend many of the board meetings or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.
Code of Ethics
We have a code of conduct in place that applies to all of our directors, officers and employees. The code sets forth the standard of ethics that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is posted on our website at www.midwestone.com. We intend to satisfy the disclosure requirements under Item 5.05(c) of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

AUDIT COMMITTEE REPORT
The Audit Committee assists the board of directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews our audited financial statements and recommends to the board that they be included in our Annual Report on Form 10-K. The Audit Committee is comprised solely of independent directors.
The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2010 with our management and KPMG LLP, our independent registered public accounting firm. The committee has also discussed with KPMG LLP the matters required to be discussed by SAS 114, as amended (Codification for Statements on Auditing Standards), and has received and discussed the written disclosures and the letter from KPMG LLP required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence. Based on the review and discussions with management and KPMG LLP, the committee has recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the year ending December 31, 2010 for filing with the Securities and Exchange Commission.
Submitted by:
The MidWestOne Financial Group, Inc. Audit Committee
Richard R. Donohue (Chairman)
John S. Koza
R. Scott Zaiser

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion & Analysis (“CD&A”) describes MidWestOne's compensation philosophy and policies for 2010 as applicable to the executive officers named in the Summary Compensation Table on page 24. The CD&A explains the structure and rationale associated with each material element of the executives' total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the CD&A section. The term "Committee" used in the CD&A refers to the Compensation Committee.
We feel it is important to consider that MidWestOne Financial Group, Inc. and MidWestOne Bank share an executive management team, the members of which are compensated by the Bank rather than the holding company. The compensation packages of the NEOs are determined and approved by the Committee based on their performance and roles for both MidWestOne Financial Group, Inc. and MidWestOne Bank.
As noted previously, the Committee engaged the services of F.W. Cook & Co., an independent compensation consultant, to further evaluate and analyze our executive compensation program. F.W. Cook assisted the Committee with identifying an effective peer group of financial institutions in the Midwestern United States. The peer group companies were identified based on asset size, economic factors, and geographical area. The peer group included the following organizations in 2010:

• BankFinancial Corporation, Burr Ridge, IL	• Horizon Bancorp, Michigan City, IN
• Baylake Corp., Sturgeon Bay, WI	• Lakeland Financial Corporation, Warsaw, IN
• Centrue Financial Corporation , Saint Louis, MO	• Mercantile Bancorp, Inc., Quincy, IL
• CFS Bancorp, Inc., Munster, IN	• MutualFirst Financial, Inc., Muncie, IN
• Enterprise Financial Services Corp., Clayton, MO	• Princeton National Bancorp, Inc., Princeton, IL
• First Financial Corp., Terre Haute, IN	• QCR Holdings, Inc., Moline, IL
• German American Bancorp Inc., Jasper, IN	• Waterstone Financial, Inc., Wauwatosa, WI
• Hawthorn Bancshares, Inc., Lee's Summit, MO	• West Bancorporation, West Des Moines, IA
• Hills Bancorporation, Hills, IA
Regulatory Environment
In order to more fully understand the Compensation Committee's decisions with respect to compensation during 2010 and 2011, the Committee believes it is beneficial to understand the regulatory context in which these decisions were made.
Troubled Asset Relief Program
As noted in our 2010 proxy, MidWestOne participates in the U.S. Treasury's Troubled Asset Relief Program (“TARP”). As a result of its participation in TARP, MidWestOne and certain of its employees have been and will continue to be subject to compensation related limitations and restrictions for the period that the Company continues to participate in TARP. The TARP compensation limitations and restrictions include the following:

•
Except in limited circumstances, MidWestOne's most highly compensated employee (as determined on an annual basis) is prohibited from receiving cash bonus payments during the TARP period. Mr. Funk was subject to this prohibition during 2009 and 2010, and continues to be restricted under this prohibition in 2011.

•
Except in limited circumstances, MidWestOne's named executive officers and its next five most highly compensated employees (each as determined on an annual basis) are prohibited from receiving any severance payments upon a termination of employment or any payments triggered by the occurrence of a change in control.

•
Our NEOs and next 20 most highly compensated employees are subject to a “clawback” of incentive compensation if that compensation is based on materially inaccurate financial statements or performance metrics. Further, no one in this group of employees can receive any tax gross-up payment during the TARP period.

•	MidWestOne is limited to an annual deduction of $500,000 with respect to the compensation paid to each of our named executive officers.
In addition to the foregoing limitations and restrictions, the TARP rules and regulations have required the Committee to undertake a semi-annual risk assessment with respect to certain of the compensation plans, programs and arrangements maintained by MidWestOne, regardless of whether the individual employee(s) covered by the plan, program or arrangement is a named executive officer. The risk assessments are performed by the Chief Risk Officer and the Committee. The Chief Risk Officer and the Committee review all compensation plans and arrangements to ensure that risks are identified and mitigated. The intent of these risk assessments is to minimize the opportunity that any employee will be incentivized to take unacceptable risks in order to maximize his or her compensation under such plans and arrangements.
As MidWestOne entered its second year as a TARP participant, the Committee continually discussed its obligations under the TARP rules with respect to our executive compensation programs at each Committee meeting held in 2010. The Committee continues to depend upon guidance from our legal counsel to ensure full understanding of these TARP rules, and any additional compensation regulations, in order to maintain full compliance with applicable rules.
Federal Reserve Guidance on Sound Incentive Compensation Policies
In June 2010, the Federal Reserve, along with the FDIC, Office of the Comptroller of the Currency and the Office of Thrift Supervision, jointly issued final “Guidance on Sound Incentive Compensation Policies” or Final Guidance.  The Final Guidance sets forth a framework to be used in compensation decisions by financial institutions to assess the soundness of incentive compensation plans, programs and arrangements.  The Final Guidance applies to all financial institutions, and it is designed to help ensure that incentive compensation policies do not encourage excessive risk-taking and are consistent with the safety and soundness of the organization by requiring financial institutions to adhere to three guiding principles of a sound incentive compensation system.  The three principles of the Final Guidance require the Compensation Committee to ensure that:

•	incentive compensation arrangements balance risk and financial results in a manner that does not provide employees with incentives to take excessive risks on the Company's behalf;

•	the Company's risk-management processes and internal controls reinforce and support the development and maintenance of balanced incentive compensation arrangements; and

•	the Company has strong and effective corporate governance to help ensure sound compensation practices.
The Final Guidance applies to incentive compensation arrangements for executive and non-executive personnel who have the ability to expose the Company to material risk, including arrangements for:

•	senior executives and others who are responsible for oversight of Company-wide activities or material business lines;

•	individual employees, including non-executive employees, whose activities may expose the Company to material amounts of risk; and

•
groups of employees who are subject to the same or similar incentive compensation arrangements and who, in the aggregate, may expose the Company to material risk, even if no individual employee is likely to expose the Company to material risk (e.g., loan officers who, as a group, originate loans that account for a material amount of the organization's credit risk).

The Committee will make use of the framework set forth in the Final Guidance as it moves forward with its compensation actions and decisions. Based on its on-going risk assessment of compensation arrangements in connection with its TARP obligations, the Committee does not believe that any of our compensation plans or arrangements incentivize the taking of inappropriate risks.
Dodd-Frank Act
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") similarly requires financial institutions to avoid inappropriate risks in connection with their compensation plans and arrangements. On February 7, 2011, the agencies that signed on to the Final Guidance described above, issued proposed guidance under the Dodd-Frank Act's risk assessment provisions. The Committee will continue to monitor this proposed guidance and will take necessary steps to work toward compliance with the requirements as they may be finally set forth when the proposed guidance is finalized.
SEC Risk Assessment Requirement
The SEC also requires a company to assess compensation policies and practices in order to determine if any such policies or practices have the potential to have a materially adverse effect on the Company. We believe our risk assessment under the Final Guidance satisfies this requirement of the SEC.
Compensation Philosophy and Objectives
All of MidWestOne's compensation programs are designed to attract and retain key employees, motivate them to achieve desired performance, and to reward them for excellent performance. The programs are not intended to reward substandard performance results. Our executive compensation programs are intended to align the interests of management with those of our shareholders without creating undue risk to the Company. Compensation programs provide elements of both short and long-term performance with the goal of increasing shareholder value over the long term. We believe that a long-term performance horizon is a part of a best-practice compensation design for MidWestOne. We continue to believe that executive compensation programs should reflect an environment of setting goals and expectations while rewarding results, thus influencing the general compensation of all employees throughout the Company.
We believe that compensation programs of executives should reflect success as a management team rather than as individuals, with focus on attaining key operating objectives with respect to loan, deposit, and total asset growth, asset quality, the growth and consistency of earnings, providing support to the many communities in which we do business, and ultimately an increased market price for our stock. Executive compensation programs are not intended to provide our executives with incentives to engage in business activities or other conduct which would threaten the value of MidWestOne or the investments of our shareholders. We believe that the performance of the executives, in consideration of the general economic and specific company, industry, and competitive conditions, should be the basis for determining their overall compensation. It is also our belief that executive compensation should not be tied too closely to the short-term performance of our stock, whether favorable or unfavorable, but rather should be balanced to incorporate multiple levels of financial metrics including company and/or division, and individual performance results. As the expectations for executive compensation are high from both regulators and our Board of Directors, the issues concerning executive compensation strategy for MidWestOne are complex and we know that change is certain. With that said, executive compensation must clearly align with MidWestOne's achievement of sustained, long-term financial success and also to the overall goal of increasing shareholder value.
The Company's executive compensation program is designed and structured to achieve the following guiding philosophies and strategic objectives:

•	encourage a relatively consistent and competitive return to our shareholders;

•	maintain an environment which encourages and promotes stability and a long-term perspective for both the Company and our management team;

•	maintain a currently competitive compensation program, which is motivating for officers and staff members, giving us the flexibility to:

•	ensure the performance and success of each individual in support of our current goals and strategic plan;

•	allow the hiring and retention of key personnel who are critical to our long-term success;

•	emphasize goal-based performance objectives, including various incentive compensation programs which are aligned with management's strategic plan and focused efforts; and,

•	minimize, and eliminate when possible, any undue risk to the Company with respect to all compensation practices and programs;

•	provide consistent management practices which:

•	fulfill appropriate and necessary oversight responsibility to the constituents of MidWestOne (shareholders, customers, employees, regulators, and communities);

•	maintain the highest level of ethical standards and conduct according to our overall corporate policies; and,

•	avoid any implied or real conflict between management's responsibilities to the Company and each person's personal interests.
Our 2010 Performance
We believe that 2010 was a solid year of progress for the Company and we are very pleased with our achievement of improving financial results relative to the broader financial services industry. Despite the difficulties posed by a challenging economy, our leadership team was able to maintain, and in most categories improve, the Company's financial position through greater diversification of revenue sources, increased operational efficiency, and continued improvement in risk management and control processes. Specifically, our capital position remains strong as our tangible common equity ratio increased to 8.37% in 2010, our net income available to common shareholders grew to $9.2 million, and our earnings per share improved to $1.07. While we did experience an increase in the level of non-performing assets, we increased the allowance for loan and lease losses throughout the year and saw stabilization in net charge-offs. During 2010, our performance, as measured by various financial metrics, placed us generally within the top six organizations of our Midwestern peer group.
Compensation Components
General. There are four major components to executive officer compensation: base salary, bonus, equity awards and additional benefits. The Committee's decisions regarding each of these components for the NEOs are based in part on its subjective judgment and take into account qualitative and quantitative factors, as set forth in the following discussion. In reviewing an executive officer's compensation, the Committee considers and evaluates all components of the officer's total compensation package, including base salary, bonus, incentive stock awards, perquisites, participation in our non-qualified executive plans, participation in our 401(k) and ESOP plans, and any other payments, awards, or benefits that an officer earns. Further, the Committee considers any amounts an officer is entitled to receive upon retirement, termination or a change-in-control event. The Committee strives to provide each executive officer with a competitive total compensation package which aligns with the stated compensation objectives discussed earlier. During 2010 the Committee focused part of its discussion on the impact the TARP rules would have on any part, or all, of the components of the executive compensation program. As additional regulations were introduced and implemented in mid to late 2010, the discussion of regulatory compliance broadened significantly to include the additional impact resulting from the Final Guidance and the potential implications of the Dodd-Frank Act. In particular, the

Committee has put forth significant effort toward recognizing the need to retain and reward our executive leadership team while also striving for compliance with all of these regulations which now affect our compensation programs.
Base Salary. The Committee believes that competitive base salary received by an executive officer serves as a form of financial security to each individual and enables us to maintain a stable management team, which in turn leads to a more stable corporate environment. The Committee believes that a stable and motivated management team, made up of highly qualified executives, is one of the key factors to the success of MidWestOne. Therefore, base salary makes up the largest portion of the total compensation package.
The Committee has continued to evaluate the salaries of our NEOs with consideration given to, among other things, how the structure of the organization has evolved since the time of our 2008 merger with the former MidWestOne. In addition, as the roles and responsibilities of our NEOs have become more clear post-merger, the Committee has considered information included in generally available salary surveys for comparable positions at banks that had total assets in the range of $1.0 to $1.5 billion, as well as the specific advice of F.W. Cook & Co. While the Committee does not specifically benchmark our NEOs' compensation to any particular mark, the Committee believes that a move toward 90% of the median base salary (consistent with the top six organizations in our peer group based on the survey information) is appropriate given our recent performance and expectations for future performance. The Committee also considered the individual NEO's performance and other skills, experience, knowledge and qualifications when setting salaries for 2010 and 2011.
Each NEO's performance is evaluated by reviewing performance appraisal information and recommendations made available by management. This review considers the NEO's achievement of individual goals and how his or her performance has contributed to the overall financial performance of MidWestOne. Mr. Funk presents the performance evaluations and his recommendations for each NEO, other than himself, and Mr. West, the Committee's Chairperson, presents the same for Mr. Funk.
Generally, the Committee determines the annual base salaries for the coming year at the end of the prior calendar year. In determining these base salaries, we consider the same general factors discussed above including the continuing changing landscape of the banking environment regionally and nationally, the impact of the economy and increased regulation of our industry on our earnings, the return on average assets, and overall assets. The Committee also considers certain economic factors in the financial industry that are beyond the NEOs' control and the Committee believes that MidWestOne's performance continues to compare favorably in several areas with other financial institutions, including those in our company peer group.
Cash Incentive Awards-Bonus. The executive committee members of MidWestOne Bank, which is the Bank's senior management team, are generally eligible for a bonus. The NEOs of MidWestOne are included in this senior management team group. The bonus plan is designed to provide an incentive to attain individual and corporate goals while minimizing any risks which may affect MidWestOne's overall financial performance. Generally speaking, thresholds and targets are set within each bonus plan so that improvement in each goal category is necessary in order to receive any or all of the bonus payout. In addition, the bonus plans of the NEOs include a “knock out” provision that requires the attainment of a company-wide performance goal in order to be able to receive any portion of the annual bonus. The Committee does, however, retain the discretion to increase or decrease the amount of a bonus if it determines that special circumstances existed during the year which warranted adjustment to the bonus calculation to be paid.
The bonus and corresponding goal setting process occurs annually. Mr. Funk provides recommendations with respect to management, other than himself, to the Committee's Chairman, Mr. West, for initial review. Mr. West discusses Mr. Funk's recommendations with appropriate members of management and also considers factors applicable to Mr. Funk's annual bonus. Mr. West then presents bonus recommendations to the full Committee for approval. Pursuant to existing TARP rules, Mr. Funk is prohibited from receiving a cash bonus for his performance during 2010.
The components designated by the Committee, and the percentage of salary that the named executive officer was eligible to earn for 2010 performance and actual bonus received, were as follows:

Name	Net Operating Income	Profitability	Individual Goals - Subjective	2010 Eligible Bonus (as % of Base Salary)	2010Actual Bonus Received(as % of Base Salary)
Charles N. Funk	—	—	—	—	—
Gary J. Ortale	40%	30%	30%	25%	21.2%
Kent L. Jehle	40%	30%	30%	25%	22.5%
Susan R. Evans	40%	30%	30%	25%	21.2%
James M. Cantrell	40%	—	60%	15%	12.8%

Net Operating Income and Earnings Per Share Component. The Committee believes that net operating income and earnings per share are appropriate measures because each focuses on the financial performance of the Company, which in turn reflects shareholder value. The Committee elected to use net operating income as the measure for the 2010 bonus “knock out” provision. As such, if net operating income was not at least $7,750,000, no bonus was to be paid to the NEOs, unless the Committee found special circumstances to warrant the payment of a bonus. The 2010 net operating income target for our NEOs to receive a bonus based on this component was $8,650,000. Along with the net operating income measure, the Committee set a one dollar earnings-per-share goal as the other component to this performance metric. Both goals had to be achieved in 2010 for this component to be deemed met by the Committee. Based on our financial results, we met both of these targets during 2010 and, as such, the NEOs were awarded a bonus for this component of the annual formula.
Profitability Component. Because the Committee is committed to raising the level of base salary of our NEOs to a range that is competitive with the top six institutions in our peer group, the Committee believes it is appropriate to incentivize our management team to ensure that the Company's performance is also within the top six institutions within our peer group. As such, if the Company's 2010 profitability was within the top six institutions of the peer group, our NEOs would be deemed to have achieved this component of the bonus plan. The Committee determined that we met this goal for 2010 and, as such, the NEOs were awarded a bonus for this component of the annual formula.
Individual Performance Component. For 2010, individual goals were assigned to each executive and generally reflect corporate measures that are affected by that executive's performance. The measures used by the Committee include credit quality, expense reduction and progress toward achievement of strategic goals. With respect to these individual goals, the Committee does not assign a specific weight to any one particular goal, but rather assesses overall progress toward the goals in total as a measure for determining whether the executive is entitled to a bonus with respect to this component.
In determining whether each of the NEOs met his or her individual goals during 2010, and was therefore eligible for the subjective component of his or her bonus plan, the Committee considered the following:

•
With respect to Mr. Funk, the Committee considered his leadership efforts in helping the Company remain in the top six institutions within our peer group when comparing credit quality measures and also considered his leadership efforts in progress toward strategic alternatives identified by the Board.

•	With respect to Mr. Ortale, the Committee considered his leadership efforts in progress toward achieving various expense reduction initiatives.

•	With respect to Mr. Jehle, the Committee considered his leadership efforts in helping the Company remain in the top six institutions within our peer group when comparing credit quality measures.

•	With respect to Ms. Evans, the Committee considered her leadership efforts in progress toward achieving various expense reduction initiatives.

•
With respect to Mr. Cantrell, the Committee considered his effective management of the Bank's bond portfolio and his leadership of the Asset Liability Committee to assure that the Bank is well positioned to maintain and grow net interest income.

In early 2011, the same bonus plan process took place with Mr. Funk and Mr. West presenting the executive bonus plans to the Committee. Bonus plans for each of the NEOs contained an established target percentage amount that each officer could potentially earn upon meeting the established corporate and individual goals. The Committee approved a new component of the 2011 bonus plans whereby 70% of the NEO's bonus potential will be paid if full attainment of all of the bonus goals are achieved, and 100% of the bonus potential can be attained if all bonus goals are achieved and MidWestOne's earnings per share are 105% of budget. A recommendation for 2011 bonus plans for the NEOs was presented to the Committee by Mr. West and Mr. Funk at its January 2011 meeting. The Committee approved the bonus plans unanimously.
Long-Term Incentive Awards-Equity Awards. The Board of Directors and the Committee believe in management ownership of our common stock as an effective means to align the interests of management with those of the shareholders. Our current long-term incentive plan (“the 2008 Equity Incentive Plan”), which was approved by our shareholders in March 2008, is intended to promote equity ownership in MidWestOne by the directors and selected officers, to focus the management team on increasing value to the shareholders, to increase the plan participants' proprietary interest in the success of MidWestOne, and to encourage the retention of key employees for an extended period of time. The current Equity Incentive Plan authorizes the issuance of MidWestOne's common stock, including the granting of stock options and restricted stock units.
All equity awards are at the discretion of the Committee and are generally subjective in nature. The Committee considers the position of the NEO, the officer's level of influence and the corresponding ability to contribute toward the success of

MidWestOne, individual and corporate performance and whether the respective goals were obtained, as well as the level of equity awards granted to individuals with similar positions at our peer companies.
The Committee typically grants equity awards in January of each year. The timing of the equity grants coincides with the completion of annual performance evaluations and development of current-year bonus plans. The Committee reserves the right to grant additional equity awards at other times of the year in connection with the appointment of any new directors or officers or to compensate key employees for other significant or notable achievements.
In the past, incentive stock option awards and restricted stock units were granted to named executive officers and other senior officers. As it did in 2010, the Committee granted solely restricted stock units to named executive officers in 2011.
All Other Compensation. We provide general and customary benefit programs to executive officers and other employees. Benefits offered to executives are intended to serve a different purpose than base salary, bonus and equity awards. While the benefits offered are competitive with the marketplace and help to attract and retain executives and employees, the benefit programs also provide financial security for employees for retirement as well as unforeseen life events such as illness, disability, or death. The benefits offered to executive officers are generally those offered to other employees. There are some additional perquisites that may only be offered to executive officers. Due to the nature of benefits offered, the Committee does not adjust the level of benefits offered on a year-to-year basis. MidWestOne will continue to offer benefits, the amount of which shall be determined from time-to-time at the sole discretion of the Committee, provided that such benefits are not determined by the TARP or other regulatory rules to be limited or prohibitive as outlined in the restrictions.
The following table illustrates benefits and perquisites we provide to our Named Executive Officers:

	Executive Officers	Other Officers / Managers	Full-Time Employees
Health Plans:
Life & Disability Insurance	X	X	X
Medical/Dental/Vision Plans	X	X	X

Retirement Plans:
401(k) Plan/Profit-Sharing	X	X	X
Deferred Compensation Plan	X	X	Not Offered
ESOP	X	X	X

Perquisites:
Automobile Allowance	X	X	Not Offered
Country Club Membership	X	X	Not Offered
401(k) Plan. MidWestOne sponsors a qualified, tax-exempt 401(k) retirement plan and trust qualifying under Section 401(k) of the Internal Revenue Code. The 401(k) plan is considered a defined contribution plan. American Trust & Savings Bank of Dubuque, Iowa administers the plan. American Trust's services include general compliance advice, required testing, plan design, enrollment and distributions, and overall management of plan assets.
All employees are eligible to participate in this plan after meeting eligibility requirements pertaining to age and service. Eligible employees are permitted to contribute up to a maximum dollar amount permitted by law. Participants may choose their own investments for their assets or they may elect a managed plan whereby a plan manager makes investment decisions on the behalf of the participant according to the investment risk level they have chosen.
Pursuant to the plan, we provide a safe harbor matching contribution of a participant's deferral amount. The safe harbor match formula is calculated at 100% of the first 3% of eligible compensation and 50% of the next 2% of eligible compensation. The safe harbor formula protects the plan from being in a discriminatory status with respect to participation, salary levels, deferrals, and matching contributions and various IRS requirements.
There is also a profit-sharing contribution component to the 401(k) plan which provides for an additional non-elective employer contribution to the retirement account of each participant. This contribution is discretionary and, if paid, would be based upon the Company's profitability in a given year and then calculated on the participant's annual compensation according to the provisions of the plan. There has been no history established with the paying of this discretionary contribution. There was no profit-sharing contribution made to the plan in 2008 through 2010 and it is not anticipated that we would make this contribution in 2011.
Employee Stock Ownership Plan. MidWestOne sponsors a tax-qualified employee stock ownership plan, also known as the ESOP, designed primarily to reward eligible employees for their service to the Company in the form of a retirement benefit. As with the 401(k) plan, American Trust & Savings Bank of Dubuque, Iowa serves as its plan administrator.
Any benefits payable under the ESOP are based solely upon the statutorily limited amounts contributed for the benefit of the participants, along with any changes in the value of those contributions while they are held in the ESOP. The ESOP does not permit or require any contributions by participating employees. Subject to certain exceptions under the law, contributions to the ESOP are fully vested after six (6) years of service with the Company. MidWestOne, the sponsor of the ESOP, makes an annual contribution which is allocated among all eligible employees of the Company, including executive officers. The ESOP contribution is calculated as a designated percentage of annual compensation each year. This contribution is discretionary in nature and is set and approved by the MidWestOne Board of Directors each January. A contribution table developed and approved by MidWestOne's Board of Directors in 2010 is used in order to provide for a specified range of contribution levels in the plan correlating to specific financial results of the Company.
MidWestOne Bank Retirement Plan. MidWestOne sponsors the MidWestOne Bank Retirement Plan, which is a tax-qualified defined benefit pension plan. The plan was formerly known as the Iowa State Bank & Trust Company Retirement Plan. The plan was frozen effective as of December 31, 2007 in anticipation of the merger with the former MidWestOne. After that date, no new benefits have been accrued and no new participants were allowed to join the plan.
Pursuant to the plan, participants are eligible to receive a benefit based upon years of credited service, compensation, age at retirement and the form of payment selected by the participant at the time of retirement.
Messrs. Funk, Ortale and Jehle and Ms. Evans have vested benefits under the plan.
Supplemental Retirement Agreements. MidWestOne provides certain of our executive officers with supplemental retirement benefits as an added incentive to remain with, and focus on, the Company over the long-term. The supplemental retirement benefits are nonqualified deferred compensation arrangements. They are unfunded and unsecured promises of the Company to pay a benefit to each executive in the future. In the case of insolvency of the Company, the executives participating in such arrangements would be treated as general unsecured creditors of the Company. As such, we believe that these supplemental retirement agreements encourage our executive officers to think about, and work toward, the long-term health and success of MidWestOne.
Each of Messrs. Funk, Ortale and Jehle and Ms. Evans participate in the supplemental retirement benefits. Pursuant to their individual agreements, they will each receive a set dollar amount upon a retirement from employment after attaining 65 years of age. Upon such a retirement, the executive's benefit will be paid in a series of 180 monthly installments. At age 65, Mr. Funk will receive a monthly benefit equal to $2,083, Mr. Ortale will receive a monthly benefit equal to $2,083, Mr. Jehle will receive a monthly benefit equal to $1,250, and Ms. Evans will receive a monthly benefit equal to $1,250.
If the executive retires after attaining age 60, but before attaining age 65, he or she will receive a reduced benefit. If the executive retires before attaining age 60, he or she shall forfeit any right to a benefit under the supplemental retirement agreement. The agreements provide for a full death benefit in the case of the executive's death while still employed by the Company.
In addition, Mr. Jehle participates in one other supplemental retirement benefit. Pursuant to this agreement, he will receive a set dollar amount upon a retirement from employment after attaining 60 years of age. Upon such a retirement, Mr. Jehle's benefit will be paid in a series of 120 monthly installments. At age 60, Mr. Jehle will receive a monthly benefit equal to $833.
If Mr. Jehle retires after attaining age 55, but before attaining age 60, he will receive a reduced benefit. If Mr. Jehle retires before attaining age 55, he shall forfeit any right to a benefit under the supplemental retirement agreement. The agreement provides for a full death benefit in the case of Mr. Jehle's death while still employed by the Company.
As a condition to receiving the continued stream of monthly installments, the executives will be subject to restrictive covenants for a period of 60 months following any retirement which results in payment to him or her of a supplemental retirement benefit.

It should be noted, however, that the TARP rules will likely serve to limit, but not completely prohibit, the amount of supplemental retirement benefit that can be paid to a named executive officer if his or her retirement occurs during the TARP period.
Other Perquisites. We believe that perquisites for executive officers should be very limited and conservative in nature, both in scope and value. Consistent with this philosophy, MidWestOne has generally provided nominal benefits to executives that are not available to other full time officers and employees. This approach to perquisites is anticipated to continue in the future. We provide country club memberships for all market presidents and certain commercial banking officers in each market in the amount up to but not to exceed $2,500.00 annually. The country club benefit is for single memberships only and intended to extend the officer's external visibility and resulting business opportunities in their home community. An additional perquisite for certain assigned officers includes a company automobile based on the needs of business travel. Messrs. Funk, Ortale and Jehle and Ms. Evans have company cars assigned to them. We have disclosed the value of all perquisites to NEOs in the Summary Compensation Table even if these fall below the disclosure thresholds under the SEC rules. MidWestOne will continue to offer limited perquisites, the amount of which shall be determined from time-to-time in the sole discretion of the Committee, provided that such perquisites are not considered to be restricted or prohibited by the TARP and SEC rules.
Compensation Decisions
This section describes the decisions made by the Committee with respect to the compensation for NEOs for 2010 and 2011.
Executive Summary. We have continued to apply the philosophies described above in determining the compensation of the executive officers named in the Summary Compensation Table on page 24, unless under the TARP rules, there are restrictions or prohibitions placed on us.
Base Salary. We review the base salaries of the NEOs annually to determine whether or not they will be adjusted, as described above. The salaries for 2010, determined by the Committee at the end of 2009, are set forth in the Summary Compensation Table on page 24. In determining salary levels, we considered the following:

•	the compensation philosophy and guiding principles described earlier in this discussion;

•	the general asset growth as a result of the merger of our companies, the return on average assets, the earnings per share, the return on equity, and other key financial measures;

•	the general economic conditions in the financial services industry beyond our control and the favorable financial performance areas of MidWestOne compared to our peers;

•	the base salary paid to the officers in comparable positions at the companies within our peer group, using median salary data as our point of reference;

•	the experience and industry knowledge of the NEOs and the quality and effectiveness of their leadership at MidWestOne;

•	all the components of executive compensation, including base salary, bonus, equity awards, retirement and death benefits, as well as other benefits and perquisites;

•	internal pay equity among other MidWestOne executives.
As described above, at the end of 2010, the Committee met again to set base salaries for 2011. In determining those base salaries, the Committee considered many of the same factors identified above. The total increase in base salaries for the NEOs for 2011 represented an increase of approximately 5.8% over 2010.
This table reflects base salaries of our NEOs which were earned in 2010 and those base salaries set for 2011:

Named Executive Officer	Base Salary Earned in 2010	Base Salary Set for 2011
Charles N. Funk	$315,000	$340,000
Gary J. Ortale	$190,000	$196,000
Kent L. Jehle	$211,000	$217,000
Susan R. Evans	$190,000	$210,000
James M. Cantrell	$167,750	$172,750

Bonus. As was the case during 2009, Mr. Funk will again be prohibited by the TARP rules from receiving a bonus with respect to his and the Company's performance during 2010. Our other NEOs achieved the goals for earning a cash bonus established by the Committee and, therefore, were awarded cash bonuses as set forth below:

Name	Bonus Earned in 2010
Charles N. Funk	—
Gary J. Ortale	$40,375
Kent L. Jehle	$47,475
Susan R. Evans	$40,375
James M. Cantrell	$21,420

In early 2011, the Committee agreed on the terms of our 2011 bonus plan. Pursuant to that plan, each of Messrs. Ortale and Jehle and Ms. Evans is eligible to receive a bonus up to a maximum of 25% of his or her base salary. Mr. Cantrell is eligible to receive a bonus up to a maximum of 15% of his base salary. Mr. Funk will be prevented by the TARP rules from receiving any bonus with respect to any portion of 2011 during which we remain a TARP participant.
Equity Awards. We typically grant equity incentive to our eligible employees, including the NEOs, in January of each year. The incentive stock options and/or restricted stock units granted to the NEOs vest in equal installments over four years and are subject to forfeiture until vested. There are no additional restricted stock units awarded equal in value to the amount of dividends paid with respect to the underlying shares of common stock.
In January 2010, the Committee approved equity grants for its NEOs comprised solely of restricted stock units. The Committee made the following awards:

•	Mr. Funk was awarded 7,500 restricted stock units.

•	Messrs. Ortale and Jehle and Ms. Evans each received 2,500 restricted stock units.

•	Mr. Cantrell was awarded 1,000 restricted stock units.
In January 2011, the Committee approved equity grants for its NEOs comprised solely of restricted stock units. The Committee made the following awards:

•	Mr. Funk was awarded 5,200 restricted stock units.

•	Messrs. Ortale and Jehle and Ms. Evans each received 700 restricted stock units.

•	Mr. Cantrell was awarded 360 restricted stock units.
The restricted stock units granted to Mr. Funk will vest 50% on the second anniversary of the date of grant, 25% on the third anniversary and 25% on the fourth anniversary. Mr. Funk's vested restricted stock units will be settled as TARP financial assistance is repaid, with 25% of the units eligible for settlement as each 25% of TARP assistance is repaid. Beginning with equity awards granted in January 2010, there will be no dividend equivalent issued with respect to restricted stock units.
All Other Compensation. While the Committee reviews and monitors the level of other compensation offered to the NEOs, the Committee typically does not adjust the level of benefits offered on an annual basis. The Committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each. The perquisites received by the named executive officers in 2010 are reported in the Summary Compensation Table on page 24. The benefits offered in 2010 to the NEOs are expected to continue for 2011, unless otherwise limited or prohibited by the TARP and impending regulatory rules.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in MidWestOne's Annual Report on Form 10-K for the year ended December 31, 2010.

Section 111(b)(2)(A) of the Emergency Economic Stabilization Act requires the Compensation Committee to conduct, in conjunction with a senior risk officer of the Company, a review of the incentive compensation arrangements in place between the Company and its employees.
The Compensation Committee certifies that, during the calendar year 2010 (a) it has reviewed with the senior risk officer of MidWestOne the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of MidWestOne; (b) it has reviewed with the senior risk officer the employee compensation plans and has made reasonable efforts to limit any unnecessary risks these plans pose to MidWestOne; and, (c) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of MidWestOne to enhance the compensation of any employee ((a), (b) and (c) hereinafter collectively referred to as the “TARP Risk Assessment”).
In the course of conducting its TARP Risk Assessment, the Compensation Committee considered the overall business and risk environment confronting MidWestOne and how the SEO compensation plans and employee compensation plans serve to motivate employee behavior when operating within that environment. In particular, the Compensation Committee's TARP Risk Assessment focused on the following compensation plans (* denotes plans in which SEOs participate):

• Base Salary*	• Credit Life Insurance Incentive Plan
• Retail Sales Incentive Program	• Employee Stock Ownership Plan (ESOP)*
• Private Banking Officer Incentive Plan	• Standard Referral Incentive Program
• Wealth Management Incentives	• Business Services Incentives
• Real Estate Loan Processor Incentives	• Mortgage Loan Production Incentives
• Service Banker Incentives	• Equity Incentive Plan*
• Employment Agreements*	• Annual Profit Sharing Bonus*
• President's Discretionary Bonus*	• Supplemental Employee Retirement Plans*
• 401(k) Plan*	• Change of Control Agreements*
• Service Associate Retention Bonus	• Executive Bonus Plans*
In the course of conducting its risk assessments in 2010, the Committee has considered the three principles set forth in the Federal Reserve Joint Guidance on Sound Incentive Compensation Policies. Those three principles are:

•	The balance of risk and financial results in a manner that does not provide employees with incentives to take excessive risks on the Company's behalf;

•	The risk-management and internal control processes reinforce and support the development and maintenance of all incentive compensation arrangements; and

•	A strong and effective corporate governance process which ensures overall sound compensation practices.
MidWestOne does not maintain any compensation plans in which only SEOs participate. For purposes of this discussion, references to “SEO compensation plans” mean the portion of an employee plan in which the SEOs participate.
With respect to the SEO compensation plans, the Compensation Committee believes that such plans do not encourage the Bank's SEOs to take unnecessary or excessive risks that could harm the value of the Company. The Compensation Committee believes this to be true because, as is more fully described in the Compensation Discussion and Analysis, the Compensation Committee strives to provide a balanced aggregate compensation package to our SEOs that serves to incentivize our SEOs to manage the business of MidWestOne in a way that will result in Company-wide financial success and value growth for our shareholders.
We believe it is appropriate for our executives to focus certain of their efforts on near-term goals that have importance to the Company; however, we also acknowledge that near-term focus should not be to the detriment of a focus on the long-term health and success of the Company. In practice, providing base salary to any employee provides an immediate reward for job performance. The Compensation Committee has an established process, as is described in the Compensation Discussion and Analysis, to set base salary. We believe our process for establishing base salary is relatively free from risk to the Company, as we do not typically make significant adjustments to base salary based on a single year's performance. The Committee believes it is appropriate to reward our executives' focus on near-term goals, when such goals correspond to the overall Company goals and direction set by our Board of Directors. To reward the executives for such focus, the NEOs participate under the Executive Bonus

Plans. The potential payout amounts for executives are based on a higher percentage of base salary due to the leadership and accountability responsibilities of the individuals. In establishing this annual cash incentive plan, we try to provide an adequate level of incentive for the achievement of Company and individual goals, while also limiting the maximum amount that may be earned so that executives do not feel the need to strive for attainment of unreasonable or unrealistic levels of performance. In this way, we believe the design of the annual cash incentive plan does not encourage our executives to take unnecessary or excessive risks that could harm the value of the Company. Additionally, the Compensation Committee believes that incentives are equally important and motivating for non-executives and maintains an Annual Profit Sharing Bonus plan for our other eligible employees.
The other incentive compensation elements offered to our SEOs, with the exception of perquisites, are intended to reward performance over the long-term or are intended to focus our executives' attention on the long-term performance of the Company. We feel there is little, if any, risk associated with our 401(k) Savings Plan as it is a tax-qualified retirement plan that is subject to and maintained in accordance with the mandates of the Internal Revenue Code and the Employee Retirement Income Security Act. We believe our Equity Incentive Plan helps to tie our executives' interest more closely to those of our shareholders by giving them an equity interest in the Company. We feel this equity interest in MidWestOne combined with a four-year vesting period promotes a long-term focus among our executives on the financial success of the Company. Finally, the Compensation Committee believes the deferred compensation arrangements such as Supplemental Employee Retirement Plans, Change in Control Agreements and Management Agreements in place with respect to our SEOs encourage our executives to consider the long-term health of the Company because, pursuant to the rules under the Internal Revenue Code and applicable guidance, payments under those arrangements must be unfunded, unsecured promises to pay a benefit in the future. In the case of insolvency of the Company, the executives participating in those arrangements would be treated as general unsecured creditors of MidWestOne thus encouraging the executives to ensure the organization remains healthy while employed and after their tenure has concluded.
Out of an abundance of caution, we felt the decision to change the equity incentive awards solely to restricted stock units was an additional way for executives to be further aligned with the long-term value of the award versus being incentivized as to the increase in stock price. With respect to the TARP clawback provision, we are in full compliance with these requirements and believe that both of these measures offer an additional layer of protection to the Company against any inappropriate risk-taking by an employee.
With respect to the employee compensation plans, the TARP Risk Assessment has not resulted in a determination by the Compensation Committee that changes were necessary to bring such plans into compliance with the TARP rules. We believe the Company has adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.
The Committee intends to continue, in accordance with its obligations under TARP, to periodically review and assess the SEO compensation plans and employee compensation plans to ensure that the risk-taking behavior incentivized by such plans is kept to an appropriate level. The Committee will, as necessary, amend or discontinue any plan or revise any Company policy or procedure to meet its obligations under TARP.
Submitted by:
The MidWestOne Financial Group, Inc. Compensation Committee
Stephen L. West, Chairman
James G. Wake
Robert D. Wersen

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information concerning the compensation of our NEOs, which consist of our Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers, in 2010. Except as otherwise required pursuant to Securities and Exchange Commission rules, the table sets forth the following information for the years ended December 31, 2010, 2009, and 2008: (i) the dollar value of base salary and bonus earned; (ii) the aggregate grant date fair value of stock and option awards granted at any time computed in accordance with FASB ASC Topic 718; (iii) all other compensation; and (iv) the dollar value of total compensation.

Name and Position	Year(1)	Salary	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Nonqual-ified Deferred Compen-sation Earnings(3)	All Other Compen-sation(4)	Total Compen-sation
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Charles N. Funk	2010	$315,000	$—	$70,125	$—	$—	$25,525	$18,952	$429,602
President and Chief	2009	$306,000	$—	$—	$49,205	$—	$13,149	$16,611	$384,965
Executive Officer	2008	$285,625	$—	$—	$40,268	$—	$13,659	$20,475	$360,027

Gary J. Ortale	2010	$190,000	$—	$23,375	$—	$40,375	$42,460	$7,858	$304,068
Executive Vice President and	2009	$173,908	$—	$2,905	$12,972	$—	$23,700	$6,782	$220,267
Chief Financial Officer

Kent L. Jehle	2010	$211,000	$—	$23,375	$—	$47,475	$37,834	$13,712	$333,396
Executive Vice President and	2009	$211,000	$—	$—	$19,682	$—	$17,334	$15,513	$263,529
Chief Lending Officer	2008	$192,698	$—	$—	$20,134	$12,500	$17,587	$15,562	$258,481

Susan R. Evans	2010	$190,000	$—	$23,375	$—	$40,375	$7,056	$12,348	$273,154
Chief Operating Officer	2009	$165,625	$—	$2,905	$12,972	$—	$3,463	$11,412	$196,377

James M. Cantrell	2010	$167,750	$—	$9,350	$—	$21,420	$—	$19,652	$218,172
Vice President and Chief Risk
Officer
(1)    Mr. Ortale and Ms. Evans were not named executive officers prior to fiscal 2009 and Mr. Cantrell was not a named executive officer prior to 2010.
(2)    The amounts set forth in the “Stock Awards” column and the “Option Awards” column reflect the grant date fair value of awards granted during the years ended December 31, 2010, 2009 and 2008, in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 12 to our consolidated financial statements for the year ended December 31, 2010, which is located on pages 92 through 93 of our Annual Report on Form 10-K.
(3)    The amounts set forth in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column includes the change in the value of accrued benefits under the MidWestOne Bank Retirement Plan and above-market interest, as determined for proxy disclosure purposes only, accrued under the Supplemental Executive Retirement Agreement during the year. With respect to the benefits accrued under the MidWestOne Bank Retirement Plan, the amount set forth reflects the annual increase in the actuarial present value of accumulated benefits using the same assumptions and measurement date as for financial reporting purposes as described in Note 11 to our consolidated financial statements for the year ended December 31, 2010, which is located on pages 89 through 91 of our Annual Report on Form 10-K.

The 2010 amounts attributable to each are as follows:

Name	Change in Pension Value	Above-Market Interest	Change in Pension Value and Nonqualified Deferred Compensation Earnings
Charles N. Funk	$24,880	$645	$25,525
Gary J. Ortale	$42,460	$—	$42,460
Kent L. Jehle	$37,450	$384	$37,834
Susan R. Evans	$6,570	$486	$7,056
James M. Cantrell	$—	$—	$—

The 2009 amounts attributable to each are as follows:

Name	Change in Pension Value	Above-Market Interest	Change in Pension Value and Nonqualified Deferred Compensation Earnings
Charles N. Funk	$12,600	$549	$13,149
Gary J. Ortale	$23,700	$—	$23,700
Kent L. Jehle	$17,000	$334	$17,334
Susan R. Evans	$3,100	$363	$3,463

The 2008 amounts attributable to each are as follows:

Name	Change in Pension Value	Above-Market Interest	Change in Pension Value and Nonqualified Deferred Compensation Earnings
Charles N. Funk	$13,200	$459	$13,659
Kent L. Jehle	$17,300	$287	$17,587
(4)    All other compensation for the named executive officers during fiscal 2010 is summarized below.

Name	Perquisites(i)	Relocation(ii)	401(k) Match	ESOP Contribution	Total All Other Compensation
Charles N. Funk	$1,451	$—	$12,601	$4,900	$18,952
Gary J. Ortale	$1,058	$—	$3,000	$3,800	$7,858
Kent L. Jehle	$1,052	$—	$8,440	$4,220	$13,712
Susan R. Evans	$948	$—	$7,600	$3,800	$12,348
James M. Cantrell	$—	$14,476	$5,176	$—	$19,652
(i)    Includes any imputed income related to the use of a company-owned automobile for Messrs. Funk, Jehle, and Ortale and Ms. Evans, and the Company-paid country club membership dues for Mr. Funk.
(ii)    Imputed taxable income related to the relocation of Mr. Cantrell from Baltimore, MD. to Coralville, IA.

Grants of Plan Based Awards

The following table provides information on equity grants awarded to our named executive officers during 2010. All such grants were made under our 2008 Equity Incentive Plan, which is described in more detail in the Compensation Discussion and Analysis.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: # of Shares of Stock or Units	All Other Option Awards: # of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Unit Awards
		Threshold	Target	Maximum
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Charles N. Funk	1/21/2010	—	$—	—	7,500	—	—	$70,125
Gary J. Ortale	1/21/2010	—	$—	—	2,500	—	—	$23,375
		$—	$47,500	—	—	—	—	—
Kent L. Jehle	1/21/2010	—	$—	—	2,500	—	—	$23,375
		$—	$52,750	—	—	—	—	—
Susan R. Evans	1/21/2010	—	$—	—	2,500	—	—	$23,375
		$—	$47,500	—	—	—	—	—
James M. Cantrell	1/21/2010	—	$—	—	1,000	—	—	$9,350
		$—	$25,200	—	—	—	—	—
(1)    The amounts set forth in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" columns reflect the threshold and target payouts for performance under the bonus plan as described in the section titled “Cash Incentive Awards-Bonuses” in the “Compensation Discussion and Analysis.” The amount earned for 2010 performance is included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”
Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning the exercisable and unexercisable stock options and restricted stock units at December 31, 2010, held by the individuals named in the Summary Compensation Table:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock that Have Not Vested(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)
Name	Exercisable	Unexercisable(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Charles N. Funk	3,000	3,000	$16.69	4/1/2018	—	—
	3,750	11,250	$9.34	1/22/2019	—	—
	—	—	—	—	7,500	$113,325
Gary J. Ortale	250	250	$16.69	4/1/2018	—	—
	125	375	$9.34	1/22/2019	—	—
	1,200	3,600	$7.02	7/16/2019	—	—
	—	—	—	—	2,875	$43,441
Kent L. Jehle	1,500	1,500	$16.69	4/1/2018	—	—
	1,500	4,500	$9.34	1/22/2019	—	—
	—	—	—	—	2,500	$37,775
Susan R. Evans	250	250	$16.69	4/1/2018	—	—
	125	375	$9.34	1/22/2019	—	—
	—	3,600	$7.02	7/16/2019	—	—
	—	—	—	—	2,875	$43,441
James M. Cantrell	125	375	$7.02	7/16/2019	—	—
	—	—	—	—	1,225	$18,510

(1)    The table below shows the remaining vesting schedule for unexercisable options granted on April 1, 2008 with an exercise price of $16.69.

Name	4/1/2011	4/1/2012
Charles N. Funk	1,500	1,500
Gary J. Ortale	125	125
Kent L. Jehle	750	750
Susan R. Evans	125	125
The table below shows the remaining vesting schedule for unexercisable options granted on January 22, 2009 with an exercise price of $9.34.

Name	1/22/2011	1/22/2012	1/22/2013
Charles N. Funk	3,750	3,750	3,750
Gary J. Ortale	125	125	125
Kent L. Jehle	1,500	1,500	1,500
Susan R. Evans	125	125	125
The table below shows the remaining vesting schedule for unexercisable options granted on July 16, 2009 with an exercise price of $7.02.

Name	7/16/2011	7/16/2012	7/16/2013
Gary J. Ortale	1,200	1,200	1,200
Susan R. Evans	1,200	1,200	1,200
James M. Cantrell	125	125	125
(2)    The table below shows the remaining vesting schedule for unvested restricted stock units granted on April 1, 2008.

Name	4/1/2011	4/1/2012
Gary J. Ortale	75	75
Susan R. Evans	75	75

The table below shows the remaining vesting schedule for unvested restricted stock units granted on January 22, 2009.

Name	1/22/2011	1/22/2012	1/22/2013
Gary J. Ortale	75	75	75
Susan R. Evans	75	75	75
The table below shows the remaining vesting schedule for unvested restricted stock units granted on July 16, 2009.

Name	7/16/2011	7/16/2012	7/16/2013
James M. Cantrell	75	75	75
The table below shows the remaining vesting schedule for unvested restricted stock units granted on January 21, 2010.

Name	1/21/2011	1/21/2012	1/21/2013	1/21/2014
Charles N. Funk	—	3,750	1,875	1,875
Gary J. Ortale	625	625	625	625
Kent L. Jehle	625	625	625	625
Susan R. Evans	625	625	625	625
James M. Cantrell	250	250	250	250
* Pursuant to the TARP executive compensation rules, Mr. Funk’s vested restricted stock units will be settled as TARP financial assistance is repaid, with 25% of the units eligible for settlement as each 25% of TARP assistance is repaid
(3)    The market value of shares is based on a closing stock price of $15.11 on December 31, 2010.
Option Exercises and Stock Vested in 2010
The following table sets forth information concerning the exercise of options in 2010 by the individuals named in the Summary Compensation Table:

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)(1)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Charles N. Funk	—	—	—	—
Gary J. Ortale	—	—	179	$1,954
Kent L. Jehle	—	—	—	—
Susan R. Evans	1,200	$8,388	179	$1,954
James M. Cantrell	—	—	78	$1,087
(1)    Reflects the value realized by Ms. Evans on July 16, 2010 at a closing price of $14.01.
(2)    Reflects amounts realized on January 22, 2010 at a closing stock price of $9.26, April 1, 2010 at a closing stock price of $12.17, and July 10, 2010 at a closing stock price of $14.01. Includes the value of reinvested dividend equivalents accrued during the vesting period. Effective as of January 1, 2010, as a matter of administrative convenience, the Company elected to discontinue the crediting of dividend equivalent units with respect to outstanding restricted stock units. Any dividend equivalent units that were credited prior to January 1, 2010, were settled by the Company on or about March 8, 2010.
Pension Benefits Table
The following table sets forth information concerning the benefits under the MidWestOne Bank Retirement Plan, which is a tax-qualified defined benefit pension plan, at December 31, 2010, of the individuals named in the Summary Compensation Table. A description of the MidWestOne Bank Retirement Plan can be found in the Compensation Discussion and Analysis.

Name	Plan Name	# Years Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Charles N. Funk	MidWestOne Bank Retirement Plan	6.167	$196,013	—
Gary J. Ortale	MidWestOne Bank Retirement Plan	20.333	$371,579	—
Kent L. Jehle	MidWestOne Bank Retirement Plan	21.583	$258,135	—
Susan R. Evans	MidWestOne Bank Retirement Plan	5.833	$47,271	—
James M. Cantrell	MidWestOne Bank Retirement Plan	—	—	—
(1)    The amount set forth reflects the actuarial present value of accumulated benefits using the same assumptions and measurement date as for financial reporting purposes as described in Note 11 to our consolidated financial statements for the year ended December 31, 2010, which is located on pages 89 through 91 of our Annual Report on Form 10-K.
Nonqualified Deferred Compensation Table
The following table sets forth information concerning the benefits under the Company's nonqualified deferred compensation plans at December 31, 2010, to which the individuals named in the Summary Compensation Table are entitled.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE(2) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Charles N. Funk	—	$6,727	$5,557	—	$86,111
Gary J. Ortale	—	$9,329	$8,440	—	$130,300
Kent L. Jehle	—	$3,917	$4,210	—	$64,590
Susan R. Evans	—	$3,691	$2,003	—	$31,734
James M. Cantrell	—	—	—	—	—
(1)    The “Aggregate Earnings in Last FY” column includes above-market interest also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for fiscal 2010. The above-market interest amounts are as follows: $645 or Mr. Funk; $384 for Mr. Jehle; and $486 for Ms. Evans.
(2)    The “Aggregate Balance at Last FYE” column includes above-market interest also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for fiscal years 2009 and 2008. The above-market interest amounts were as follows: $549 for Mr. Funk, $334 for Mr. Jehle, and $363 for Ms. Evans in fiscal 2009; and $459 for Mr. Funk and $287 for Mr. Jehle in fiscal 2008.
Potential Payments Upon Termination or Change in Control
Generally, the current TARP rules will prohibit MidWestOne from making “any payment” to the named executive officers “for departure from MidWestOne for any reason, except for payments for services performed or benefits accrued.” Except in the case of an officer's death or disability, the TARP rules will generally prohibit the payment of any severance amounts and will also serve to restrict the ability of MidWestOne to accelerate the vesting of any compensation and/or benefits upon a termination of employment or a change in control.
The Committee believes that, even though the TARP rules will prohibit such payments if a change in control or other termination of employment occurs during the TARP period, it is beneficial to understand the terms of the arrangements that would apply except for such TARP rules. As is described more fully below, Messrs. Funk and Jehle have entered into employment agreements with the Company, and Messrs. Ortale and Cantrell and Ms. Evans have entered into change of control agreements with the Company. In addition, our Equity Incentive Plan provides for termination related benefits.
Except for payments and benefits provided by the employment agreements and change of control agreements, all other payments and benefits provided to any NEO upon termination of his or her employment are the same as the payments and benefits provided to other eligible employees of MidWestOne.

Supplemental Retirement Agreements. The TARP rules will likely permit the named executive officers to receive any amounts that were accrued on their behalf, in accordance with generally accepted accounting principles, at least one year prior to their termination of employment. As described above, Messrs. Funk, Ortale and Jehle and Ms. Evans participate in the supplemental retirement benefit. If any or all had been subject to a termination of employment as of December 31, 2010, the accrued amount that would likely be permitted to be paid on behalf of each, in accordance with the terms of the original agreements, is as follows:

•	Mr. Funk would be eligible to receive supplemental retirement benefits up to an amount of $73,827.

•	Mr. Ortale would be eligible to receive supplemental retirement benefits up to an amount of $112,531.

•	Mr. Jehle would be eligible to receive supplemental retirement benefits up to an amount of $56,463.

•	Ms. Evans would be eligible to receive supplemental retirement benefits up to an amount of $26,040.
Accrued Pay and Regular Retirement Benefits. The named executive officers would be eligible to receive payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and vacation pay.

•
Distributions of plan balances under our 401(k) plan and the executive deferred compensation plan. See “Nonqualified Deferred Compensation” on page 28 for information on current account balances and an overview of the Deferred Compensation Plan.

Retirement, Death and Disability. Generally speaking, and except as described with respect to the supplemental retirement benefits, a termination of employment due to retirement, death or disability does not entitle the named executive officers to any payments or benefits that are not available to other employees. Following a termination due to death or disability, an employee (or his or her estate) shall be entitled to the following:

•	all unvested stock options shall become immediately 100% vested and an employee shall have a period of one (1) year following such termination during which to exercise his or her vested stock options.

•	any unvested restricted stock units outstanding at the time of an employee's termination due to death or disability shall become immediately 100% vested upon such termination.
As of the time of a termination of employment due to retirement, all unvested stock options shall become immediately 100% vested; however, this acceleration of vesting will not be true in the case of a retirement during the TARP period.
Acceleration of Vesting Upon a Change in Control. All officers, including the named executive officers, who receive stock options or restricted stock units under the Equity Incentive Plan will immediately vest in any unvested stock options and restricted stock units held by such an officer upon the occurrence of a change in control of MidWestOne. Note, however, that this acceleration of vesting will not be true in the case of a retirement during the TARP period.

Employment Agreements and Change of Control Agreements. In 2007, we entered into employment agreements with each of Messrs. Funk and Jehle in connection with our merger with the former MidWestOne. In 2008, certain provisions of the employment agreements were amended in order to bring such provisions into compliance with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (and guidance issued thereunder). Both employment agreements provided for an initial term through December 31, 2010, and were subject to automatic one-year extensions on each January 1 thereafter unless either the Company or Mr. Funk or Mr. Jehle, as the case may be, declines such extension. The agreements set forth the general terms of the employment relationship between the parties, including but not limited to, establishing a base salary, eligibility for an incentive bonus and participation in other employee benefit plans, including our equity incentive plan and any pension plan or 401(k) plan. If either executive is terminated by the Company without cause or resigns for good reason during the term of the employment agreement, the executive will be entitled to a severance benefit. Mr. Funk will be entitled to a severance benefit equal to two and one-half times the sum of his then-current base salary and the incentive bonus paid for the prior year, and Mr. Jehle will be entitled to a severance benefit equal to two times the sum of his then-current base salary and the incentive bonus paid for the prior year. If the termination or resignation is in connection with a change of control, the severance benefit will be paid in a single lump sum. Both executives would be permitted to participate in COBRA coverage at the same cost as if they had remained employed by the Company. The employment agreements also contain two-year non-competition provisions and two-year non-solicitation provisions. Further, Mr. Funk's employment agreement provides that, during his employment period with the Company, he shall be nominated to serve as a member of the board of directors, subject to election by the Company's shareholders.

Each of Messrs. Ortale and Cantrell and Ms. Evans are parties to a change of control agreement with the Company. The change of control agreements provide for the payment of a severance benefit where the executive is terminated by the Company (or a successor) without cause or resigns for good reason within six months prior to or twelve months following a change of control. The severance benefit is equal to one and one-quarter times the sum of the executive's then-current base salary and the incentive bonus paid for the prior year. The executives would be permitted to participate in COBRA coverage at the same cost as if they had remained employed by the Company. The employment agreements also require the execution of a release of claims prior to receipt of any severance benefit and also contain twelve-month non-competition and non-solicitation provisions.
It should be noted that each of the five agreements described in this section includes a “cut back” provision that will limit, in the case of a payment due in connection with a change of control, any benefit paid thereunder to one dollar less than the amount that would result in an excise tax being imposed under the rules of Code Section 280G and 4999.
Finally, it should be noted that the TARP rules, as currently in effect, will prohibit the Company from making any severance-type payment to any of our named executive officers, except for payments for services performed or benefits accrued, with respect to any termination of employment occurring during the TARP period.

DIRECTOR COMPENSATION
In 2010, each director, with the exception of Messrs. Summerwill, Howard and Funk (who were our three employee-directors), was paid an annual retainer of $5,000 and received a fee of $2,000 for each regular board meeting attended. In addition, when committee meetings were held on a day on which there was no full board meeting, directors received $400 for each Audit Committee and Compensation Committee meeting attended and $250 for each Nominating and Corporate Governance Committee meeting. The chairman of each of those committees also received an additional $100 for each such meeting. If a committee meeting was on the same day as a scheduled board meeting, the directors received $125 for each committee meeting attended and the chairman received $175 for each such meeting.
In 2010, we also awarded each non-employee director of MidWestOne 500 restricted stock units. These restricted stock units vest in four equal annual installments. Additionally, in January of 2011, we awarded an additional 260 restricted stock units to each non-employee director, with an effective date of April 22, 2011. The following table shows compensation information for MidWestOne's directors who received director fees in 2010.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation ($)(4),(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Richard R. Donohue	$20,675	$4,675	—	$1,161	$7,800	$34,311
Charles S. Howard	—	$4,675	—	—	$89,708	$94,383
Barbara J. Kniff-McCulla	$667	—	—	—	$7,150	$7,817
John S. Koza	$18,650	$4,675	—	—	—	$23,325
Sally K. Mason	$12,417	$4,675	—	—	—	$17,092
Kevin W. Monson	$18,525	$4,675	—	—	—	$23,200
John P. Pothoven	$13,750	$4,675	—	—	$10,375	$28,800
W.R. Summerwill	—	$4,675	—	—	$159,822	$164,497
James G. Wake	$14,800	$4,675	—	—	—	$19,475
Robert D. Wersen	$15,550	$4,675	—	—	—	$20,225
Stephen L. West	$12,175	$4,675	—	—	$7,250	$24,100
R. Scott Zaiser	$17,600	$4,675	—	$323	—	$22,598
(1)    As our President and Chief Executive Officer, Mr. Funk receives no additional compensation for service on our Board of Directors. His compensation is included in the Executive Compensation section of this proxy statement found on pages 23 to 30. Ms. Kniff-McCulla was appointed to the Board in December 2010 and Ms. Mason resigned from the Board effective October 27, 2010.
(2)    The amounts set forth in the “Stock Awards” column reflect the grant date fair value of restricted stock units awarded on January 21, 2010 valued in accordance with FASB ASC Topic 718.

The table below summarizes each non-employee director's outstanding equity awards as of December 31, 2010.

		Option Awards
Name	Stock Awards	Exercisable	Unexercisable
Richard R. Donohue	1,125	7,927	—
Charles S. Howard	1,125	23,130	—
Barbara J. Kniff-McCulla	—	2,669	—
John S. Koza	1,125	—	—
Sally K. Mason	—	—	—
Kevin W. Monson	1,125	—	—
John P. Pothoven	875	16,862	—
W.R. Summerwill	1,125	—	—
James G. Wake	1,125	6,883	—
Robert D. Wersen	1,125	8,440	—
Stephen L. West	1,125	—	—
R. Scott Zaiser	1,125	7,395	—
(3)    Amounts reported include above-market interest, as determined for purposes of proxy disclosure rules only, accrued under the Director Deferred Fee Plan during the year.
(4)    With respect to Messrs. Donohue, Pothoven and West and Ms. Kniff-McCulla, these amounts represent fees for service on the board of directors of the Bank.
(5)    Messrs. Howard and Summerwill are employee directors. Amounts reported in this column reflect the following compensation for service as an employee and other arrangements:

Name	Salary	401k Match	ISB SERP	MidWestOne Bank Director Fee	Auto Use
Charles S. Howard	$75,000	$3,000	—	$10,875	$833
W.R. Summerwill	$80,000	—	$65,000	$13,725	$1,097

PROPOSAL 2:
NON-BINDING ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION
Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission, require publicly traded companies, such as MidWestOne, to conduct a separate shareholder advisory vote to approve the compensation of the registrant's executive officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules, commonly referred to as a "say-on-pay" vote.  In addition, the American Recovery and Reinvestment Act of 2009 (“ARRA”) includes a provision requiring participants in the TARP Capital Purchase Program, such as MidWestOne, to conduct this shareholder advisory say-on-pay vote so long as any obligation to the United States Department of the Treasury arising under such program remains outstanding.  Section 14A and the rules promulgated thereunder also require public companies to provide a separate shareholder vote regarding the frequency with which such say-on-pay votes should occur: every year, every two years, or every three years. However, companies subject to ARRA, such as MidWestOne, are required to provide a say-on-pay vote at any annual meeting of shareholders for which proxies are solicited for the election of directors (or a special meeting in lieu of such annual meeting), and are therefore exempt from the requirement to provide shareholders with a frequency vote for so long as they remain subject to ARRA.
In accordance with these requirements, we are providing shareholders with an advisory vote on the compensation of our executive officers, but no vote regarding the frequency of future say-on-pay votes is required at this time.
As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, the overall objectives of MidWestOne's compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Shareholders are urged to read carefully the “Compensation Discussion and Analysis” section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our NEOs in 2010. The Compensation Committee and our board of directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” section are effective in implementing our compensation philosophy and achieving its goals, and that the compensation of our NEOs in 2010 reflects and supports these compensation policies and procedures, and therefore recommend shareholders vote “FOR” the proposal.
In accordance with the requirements of the Dodd-Frank Act and ARRA and the rules and regulations promulgated thereunder, the following resolution is submitted for shareholder approval:
“RESOLVED, that MidWestOne Financial Group, Inc.'s shareholders approve, on an advisory basis, the compensation of the Company's executive officers, as described in the section captioned 'Compensation Discussion and Analysis' and the tabular disclosure regarding named executive officer compensation under 'Executive Compensation' contained in the Company's proxy statement dated March 18, 2011."
Approval of this resolution requires that the number of votes cast in favor of the resolution at the annual meeting exceed the number of votes cast against it.  While this say-on-pay vote is required as provided in ARRA and Section 14A of the Exchange Act, it is not binding on the Compensation Committee or our board of directors and may not be construed as overruling any decision by the Compensation Committee or our board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.
The board of directors recommends shareholders vote to approve the overall compensation of our NEOs, as described in this proxy statement, by voting “FOR” this proposal. Proxies properly signed and returned will be voted “FOR” this proposal unless shareholders specify otherwise.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholders are also being asked to adopt a resolution to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011. If the appointment of KPMG LLP is not ratified by shareholders, the matter of the appointment of an independent registered public accounting firm will be considered by the Audit Committee and our board of directors. A representative from KPMG LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire, as well as to respond to appropriate questions that may be asked by shareholders.
The Board recommends that shareholders vote “FOR” the proposal to ratify the appointment of KPMG LLP as our independent auditors for the year ended December 31, 2011 (Proposal 3 on the proxy card).
Accountant Fees
During the period covering the fiscal years ended December 31, 2010 and 2009, KPMG LLP performed the following professional services for the Company for which we paid the following amounts.

	2010	2009
Audit Fees(1)	$344,068	$382,295
Audit-Related Fees(2)	—	—
Tax Fees(3)	94,000	119,500
All Other Fees(4)	—	—
Total Fees	$438,068	$501,795
(1)    Audit fees consist of fees for professional services provided for the audit of the Company's annual financial statements and review of financial statements included in the Company's Quarterly Reports on Form 10-Q, annual report on Form 10-K and related proxy statement and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.
(2)    Audit-related fees represent assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements. Such services related primarily to audits of employee benefit plans and other attestation services.
(3)    Tax fees represent fees for professional services related to tax compliance, preparation of original federal and state tax returns, claims for refunds, tax advice, and tax planning services.
(4)    All other fees represent fees billed by the principal accountant for any other services.
Audit Committee Pre-Approval Policy
Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by its independent auditors and all such services provided in 2009 and 2010 were approved. These services include audit and audit-related services, tax services, and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis that the committee had not already specifically approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 8, 2011, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director as of March 8, 2011, by each NEO, and by all directors and NEOs of MidWestOne as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of March 8, 2011.

Name of Individual or Number of Individuals in Group	Amount and Nature of Beneficial Ownership (1,2)		Percent of Class
Directors and Nominees:
Charles N. Funk	46,416	(3)	*
Richard R. Donohue	20,539	(4)	*
Charles S. Howard	239,639	(5)	2.8%
Barbara J. Kniff-McCulla	4,817	(6)	*
John S. Koza	888,489	(7)	10.3%
Kevin W. Monson	44,045		*
John P. Pothoven	99,995	(8)	1.2%
W. Richard Summerwill	320,809	(9)	3.7%
James G. Wake	21,671	(10)	*
Robert D. Wersen	21,223	(11)	*
Stephen L. West	20,977		*
R. Scott Zaiser	11,817	(12)	*
Other Named Executive Officers
Kent L. Jehle	18,169	(13)	*
Gary J. Ortale	9,729	(14)	*
Susan R. Evans	4,344	(15)	*
James M. Cantrell	453	(16)	*
All directors and executive officers as a group (16 persons)	1,773,132		20.1%

*    Indicates that the individual or entity owns less than one percent of MidWestOne's common stock.

(1)	The total number of shares of common stock issued and outstanding on March 8, 2011, was 8,624,392.

(2)
The information contained in this column is based upon information furnished to us by the persons named above and as shown on our transfer records. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(3)	Includes 1,191 shares allocated to his ESOP account. Also includes options to purchase 12,000 shares of common stock exercisable within 60 days of March 8, 2011.

(4)	Includes 10,344 shares owned by Mr. Donohue's spouse. Also includes options to purchase 7,927 shares of common stock exercisable within 60 days of March 8, 2011.

(5)
Includes 45,928 shares allocated to his ESOP account and 75,800 shares owned by Mr. Howard's spouse. Also includes options to purchase 23,130 shares of common stock exercisable within 60 days of March 8, 2011.

(6)	Includes 2,148 shares held in a revocable grantor trust. Also includes options to purchase 2,669 shares of common stock exercisable within 60 days of March 8, 2011.

(7)	Includes 24,900 shares owned by Mr. Koza's spouse and 619,560 shares held in trusts over which Mr. Koza serves as the trustee.

(8)
Includes 600 shares owned as custodian for his grandchildren and 52,705 shares held in an IRA. Also includes options to purchase 16,862 shares of common stock exercisable within 60 days of March 8, 2011. Additionally, includes 758 shares owned by Mr. Pothoven's spouse, 501 shares in his spouse's ESOP account, and his spouse's options to purchase 625 shares of common stock exercisable within 60 days of March 8, 2011.

(9)
Includes 136,240 shares held in a trust over which Mr. Summerwill serves as the trustee, 113,358 shares held in a revocable grantor trust, 1,854 shares owned by Mr. Summerwill's spouse and 66,408 shares held in his spouse's revocable grantor trust. Also includes 290 shares allocated to his ESOP account.

(10)	Includes 211 shares owned by his spouse. Also includes options to purchase 6,883 shares of common stock exercisable within 60 days of March 8, 2011.

(11)	Includes 4,478 shares owned jointly with his spouse and 3,105 shares held in an IRA. Also includes options to purchase 6,883 shares of common stock exercisable within 60 days of March 8, 2011.

(12)	Includes 121 shares owned by a corporation of which Mr. Zaiser has control. Also includes options to purchase 7,395 shares of common stock exercisable within 60 days of March 8, 2011.

(13)
Includes 934 shares allocated to his ESOP account and 7,400 shares owned by a family limited liability corporation for which Mr. Jehle has voting and investment power. Also includes options to purchase 5,250 shares of common stock exercisable within 60 days of March 8, 2011.

(14)
Includes 1,500 shares held in his spouse's IRA, over which he has shared voting and investment power, 5,000 shares held in an IRA, and 621 shares allocated to his ESOP account. Also includes options to purchase 1,825 shares of common stock exercisable within 60 days of March 8, 2011.

(15)	Includes 693 shares allocated to her ESOP account. Also includes options to purchase 625 shares of common stock exercisable within 60 days of March 8, 2011.

(16)	Includes options to purchase 125 shares of common stock exercisable within 60 days of March 8, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. They are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2010, we are not aware that any of our directors, executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during 2010.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Our directors and executive officers and their affiliates were customers of, and had transactions with, MidWestOne and our subsidiaries, including the Bank, in the ordinary course of business during 2010. Additional transactions may be expected to take place in the future. In the opinion of management, all outstanding loans, commitments to loan, transaction in repurchase agreements, certificates of deposit and depository relationships, were in the ordinary course of business and were made on substantially the same terms, including interest rates, collateral and repayment terms on the extension of credit, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present unfavorable features. All such loans are approved by the Bank's board of directors in accordance with bank regulatory requirements. Additionally, the Audit Committee considers other non-lending transactions between a director and MidWestOne's subsidiaries to ensure that such transactions do not affect a director's independence.
Additionally, pursuant to the Audit Committee Charter, the committee evaluates and pre-approves any non-lending, material transaction between MidWestOne and any director or officer.  The charter does not provide any thresholds as to when a proposed transaction needs to be pre-approved, but the committee evaluates those proposed transactions that may affect a director's independence or create a perception that the transaction was not fair to MidWestOne or not done at arm's length.  Generally, transactions which would not require disclosure in our proxy statement under Securities and Exchange Commission rules and regulations (without regard to the amount involved) do not require the committee's pre-approval.  A director may not participate in any discussion or approval by the committee of any related party transaction with respect to which he or she is a related party, but must provide to the committee all material information reasonably requested concerning the transaction.
As previously discussed in this proxy statement, the Company has from time to time engaged Neumann Monson, P.C., an architectural services firm headquartered Iowa City for which Mr. Monson is the President, Managing Partner and majority owner, to perform architectural and design services with respect to the Company's branch offices.  The amount paid by the Company to Neumann Monson since the beginning of 2010 was less than the threshold requiring disclosure in this proxy statement under Securities and Exchange Commission rules and regulations.  However, the Audit Committee has reviewed the terms of and ratified Neumann Monson's engagement.

EQUITY COMPENSATION PLAN INFORMATION
The table below sets forth the following information as of December 31, 2010 for: (i) all equity compensation plans previously approved by our shareholders; and (ii) all equity compensation plans not previously approved by our shareholders:
(a)    the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(b)    the weighted-average exercise price of such outstanding options, warrants and rights; and
(c)    other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.
Additional information regarding stock option plans is presented in Note 12 - Stock Compensation Plans in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, which has been provided together with this proxy statement.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by securityholders	250,151	$16.77	478,461
Equity compensation plans not approved by securityholders	—	—	—
Total	250,151	$16.77	478,461
(1)    The number of securities to be issued as shown in column (a) represents 205,776 outstanding options and 44,375 nonvested restricted stock units. The weighted-average exercise price shown in column (b) reflects only the weighted-average exercise price of the outstanding options and does not take into account the grant date fair value of the outstanding nonvested restricted stock units.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD AND
NOMINATION AND PROPOSAL PROCEDURES
General Communications with the Board
Shareholders may contact MidWestOne's board of directors by contacting the Corporate Secretary at MidWestOne Financial Group, Inc., 102 South Clinton Street, PO Box 1700, Iowa City, IA 52244-1700 or (319) 356-5800. All communications will be forwarded directly to either the Chairman of the Board, the chairman of the Audit Committee or the Chief Executive Officer, as appropriate, unless they are primarily commercial in nature or related to an improper or irrelevant topic.
Nominations for Director
In accordance with our bylaws, a shareholder may nominate a director for election to the board at an annual meeting of shareholders by delivering written notice of the proposed director nomination with our Corporate Secretary, at the above address, not less than 60 days nor more than 90 days in advance of the first anniversary date (month and day) of the previous year's annual meeting.  Such nominations must include the following information with respect to each nominee: name; age; business and residential address; principal occupation or employment; the class and number of shares of the Company's stock which are beneficially owned by him or her; and any other information relating to him or her that would be required to be disclosed on Schedule 13D pursuant to regulations under the Securities Exchange Act of 1934.  In addition, the following information about the shareholder making the nomination must be included: name and address; name and principal address of any other beneficial shareholders known by him or her to support the shareholder's nominee; and the class and number of shares of the corporation's stock which are beneficially owned by him or her.  Our board of directors may reject any nomination by a shareholder, and the proposed nomination will not be accepted if presented at the shareholder meeting, if such nomination is not timely made in accordance with the foregoing requirements.
For a shareholder nominee to be considered by our board as a Company nominee and included in our proxy statement, the nominating shareholder must file the required notice described above with our Corporate Secretary at least 120 days prior to the date of the previous year's proxy statement was mailed to shareholders (which, in the case of the 2012 annual meeting, will be November 19, 2011).  All such submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.  The Nominating and Corporate Governance Committee may request additional information in order to make a determination as to whether to nominate the person for director.
Other Shareholder Proposals
For all other shareholder proposals to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of shareholders to be held in 2012, shareholder proposals must be received by our Corporate Secretary, at the above address, no later than November 19, 2011 and must otherwise comply with the rules and regulations set forth by the Securities and Exchange Commission.

ANNUAL REPORT AND FINANCIAL STATEMENTS; OTHER INFORMATION
A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, which includes our financial statements as of and for the year ended December 31, 2010, accompanies this proxy statement. A letter to shareholders summarizing our results for 2010 also accompanies this proxy statement.
If you would like a copy of our corporate governance guidelines, board committee charters or our code of business standards and ethics, we will send you one without charge. Please write to:
Mr. Kenneth Urmie
Corporate Secretary
MidWestOne Financial Group, Inc.
102 South Clinton St.
PO Box 1700
Iowa City, Iowa 52244-1700
* * * * *
ALL SHAREHOLDERS ARE URGED TO SIGN AND MAIL THEIR PROXIES PROMPTLY

COMMON

MIDWESTONE
FINANCIAL GROUP, INC.

THE DIRECTORS AND OFFICERS OF MIDWESTONE FINANCIAL GROUP, INC.

CORDIALLY INVITE YOU TO ATTEND THE
ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, APRIL 21, 2011, 2:00 P.M. CST
SHERATON IOWA CITY HOTEL
210 S. DUBUQUE STREET
IOWA CITY, IA 52240

You can vote this proxy in one of three ways:
1) By Mail, 2) By Internet, 3) By Telephone.

IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE, COMPLETE BOTH SIDES OF PROXY CARD, DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

If you plan to personally attend the Annual Meeting of Shareholders on April 21, 2011 please check the box and list the names of attendees on reverse side.

I/We do plan to attend the Annual meeting. ☐

DETACH PROXY CARD HERE

(continued on reverse side)

VOTER CONTROL NUMBER

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy Statement.
2. Visit our Internet voting site at **www.ilstk.com**, click on "Shareholder Services," select the "Internet Voting" tab, enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields. Your Voter Control Number is shown above.

Please note that all votes cast by Internet must be **completed** and **submitted** prior to Tuesday, April 19, 2011 at 11:59 p.m. Central Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

This is a "secured" web page site. Your software and/or Internet provider must be "enabled" to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

1. Read the accompanying Proxy Statement.
2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
3. When asked for your Voter Control Number, enter the number printed above.

Please note that all votes cast by telephone must be **completed** and **submitted** prior to Tuesday, April 19, 2011 at 11:59 p.m. Central Time.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY MAIL

To vote by mail, complete both sides of the proxy card, sign and date on the reverse side, detach and return the card in the envelope provided.

REVOCABLE PROXY **MidWest*One* Financial Group, Inc.** COMMON

MIDWESTONE FINANCIAL GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned as a shareholder of record on March 8, 2011 hereby appoints Charles N. Funk and Gary J. Ortale as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below and as said proxies may determine in the exercise of their best judgement on any other matters which may properly come before the meeting or any adjournment thereof, all the shares of Common Stock of MidWest*One* Financial Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 21, 2011 or any adjournments or postponements thereof.

Names of persons attending:

____

____

____

____

____

Proposal 1 - Election of four directors for three-year terms:

	VOTE FOR	WITHHOLD AUTHORITY
01. Charles N. Funk	☐	☐
02. Barbara J. Kniff-McCulla	☐	☐
03. Robert D. Wersen	☐	☐
04. R. Scott Zaiser	☐	☐

Proposal 2 - Approve a non-binding advisory proposal on the compensation of the company's named executive officers ("say-on-pay").

☐ **For** ☐ **Against** ☐ **Abstain**

Proposal 3 - Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011.

☐ **For** ☐ **Against** ☐ **Abstain**

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

SIGNATURE DATE SIGNATURE DATE

Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

DETACH PROXY CARD HERE

ATTENTION SHAREHOLDERS
INTERNET VOTING

You can now submit your Proxy via the Internet and have your vote recorded.

- Why use the Internet
  - Internet Voting is timelier.
  - It saves the Company ever-rising cost of business reply postage.
  - You can change your vote by re-voting at any time.
  - It is simple and easy to use.
- Instructions for Internet Voting can be found on the reverse side.
- The Internet Voting Website is:
  http://www.ilstk.com - click on "Shareholder Services" and select "Internet Voting"